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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Air Lease Corporation
(Name of Registrant as Specified In Its Charter)

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Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

March 30, 2012

Dear Fellow Stockholder:

        Your officers and directors join me in inviting you to attend the 2012 Annual Meeting of Stockholders at 7:30 a.m., Pacific time, on Thursday, May 10, 2012, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

        The expected items of business for the meeting are described in detail in the attached Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.

        We look forward to seeing you on May 10.

Sincerely,

Steven F. Udvar-Házy Chairman and Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	7:30 a.m., Pacific time, on Thursday, May 10, 2012
Location:	Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067
Agenda:	(1) Elect nine directors, each to serve for a one-year term;
(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012;
(3) An advisory vote to approve named executive officer compensation; and
(4) An advisory vote on the frequency of holding an advisory vote to approve named executive officer compensation.
Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record on March 20, 2012.
Voting:
Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If your shares are held by a broker or other nominee, you must follow the instructions of your broker or nominee to vote your shares.
Annual Report:
Copies of our 2011 Annual Report to Stockholders (the "Annual Report"), including audited financial statements, are being made available to stockholders concurrently with the accompanying proxy statement. We anticipate that these materials will first be made available to stockholders on or about March 30, 2012. You may also access our 2011 Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission, on our website at http://www.airleasecorp.com.

    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on May 10, 2012: Our Proxy Statement and Annual Report are available online at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40032.

By Order of the Board of Directors,

Grant A. Levy
Executive Vice President, General Counsel and Secretary
Los Angeles, California March 30, 2012

i

Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

PROXY STATEMENT
for the
2012 ANNUAL MEETING OF STOCKHOLDERS

General Information

When and where is the Annual Meeting being held?

        The Annual Meeting will be held on Thursday, May 10, 2012, at 7:30 a.m., Pacific time, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

What is the purpose of this Proxy Statement?

        The Board of Directors is providing you with this Proxy Statement to solicit your voting proxy for the Annual Meeting. It provides you with information to help you decide how you want your shares to be voted at the Annual Meeting. This Proxy Statement, the Notice of Annual Meeting and a form of proxy are first being made available to stockholders on or about March 30, 2012.

Who can vote at the Annual Meeting?

        Holders of record of the 98,888,393 shares of our Class A Common Stock outstanding on March 20, 2012, which is the "record date" for the Annual Meeting, are entitled to one vote for each share held. There is no cumulative voting. Holders of our Class B Non-Voting Common Stock are not entitled to vote on any item of business on the agenda for the Annual Meeting.

Who is a "holder of record"?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a "holder of record." If your shares are held in a brokerage account, by a financial institution or by another holder of record, you are considered the "beneficial owner" of the shares, and they are considered held in "street name."

Who is paying the costs of soliciting proxies?

        The Company is paying the costs of soliciting proxies on behalf of the Board of Directors. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians and nominees for their reasonable expenses in providing these materials to their beneficial holders. We have hired The Proxy Advisory Group, LLC, a professional advisory firm, to assist us in proxy solicitation. We will pay The Proxy Advisory Group, LLC $14,500, plus reimbursement of out-of-pocket expenses.

What is the quorum requirement for the Annual Meeting?

        For stockholders to take action at the Annual Meeting, a majority of the shares of our Class A Common Stock outstanding on the record date must be present or represented at the Annual Meeting. Abstentions and broker non-votes are counted for this purpose.

What is a broker non-vote?

        A broker non-vote occurs when a broker does not receive voting instructions from a beneficial owner and does not have discretionary authority under applicable rules to vote on a proposal. At the Annual Meeting, we understand that brokers have discretionary authority to vote only on the proposal to ratify the appointment of our independent registered public accounting firm.

How do I cast my vote?

        Holders of record may vote by mail, telephone or the Internet. Holders of record may also vote in person at the Annual Meeting. If you are a beneficial owner, your broker should send you voting instructions. Beneficial owners who want to attend and vote in person at the Annual Meeting will need to obtain a legal proxy from their broker and present it with their ballot.

How can I change my vote?

        Holders of record can revoke a prior proxy vote by submitting a later-dated proxy, by voting in person at the Annual Meeting, or by sending a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement so that it arrives no later than the close of business on May 9, 2012. If you are a beneficial owner, you will need to contact your broker to obtain instructions on how to change your vote.

Who are the proxies?

        The named proxies for the Annual Meeting are Steven F. Udvar-Házy and Grant A. Levy, and they will follow all properly submitted voting instructions. They will vote as the Board of Directors recommends as to any submitted instructions that do not direct how to vote on any item of business, and will vote in their judgment on any other matters properly presented at the Annual Meeting.

What are the votes required to approve the proposals?

        Election of Directors.    To be elected, a director nominee must receive the affirmative vote of a majority of the shares present or represented, and entitled to vote, at the Annual Meeting. Abstentions will have the same effect as an "against" vote, but broker non-votes will not affect the election outcome.

        Other Proposals.    Except for the advisory vote on the frequency of an advisory vote to approve named executive officer compensation, approval of each other proposal requires the affirmative vote of a majority of the shares present or represented, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as an "against" vote, but broker non-votes will not affect the outcome. For the frequency vote, the option receiving a plurality of the votes cast will be deemed the preferred option of the stockholders.

Are there any dissenters' rights available?

        There are no rights of appraisal or other rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Who will serve as the inspector of the election?

        We have engaged American Stock Transfer & Trust Company, our transfer agent, to count the votes and act as an independent inspector of the election.

How can I obtain directions to be able to attend the meeting and vote in person?

        You may request directions to the location of the Annual Meeting by sending a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement.

Corporate Governance

Board of Directors

        Our Board of Directors is composed of nine members: John G. Danhakl, Matthew J. Hart, Robert A. Milton, John L. Plueger, Antony P. Ressler, Wilbur L. Ross, Jr., Ian M. Saines, Ronald D. Sugar and Steven F. Udvar-Házy. Our directors serve until their successors are duly elected and qualified at the stockholders' annual meeting each year. Certain information regarding our directors is set forth below in Proposal 1: Election of Directors. There are no family relationships among any of our directors or executive officers.

        Our Board of Directors held eight meetings in 2011. Each of the directors standing for re-election at the Annual Meeting attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he served. We expect but do not require our directors to attend the annual meeting of stockholders each year. Although we were not yet a public company at the time of our stockholders' annual meeting in 2011, two of the ten directors serving at the time attended that meeting.

Director Independence

        Pursuant to the listing standards of the New York Stock Exchange (the "NYSE"), a director employed by us cannot be deemed to be an "independent director." Each other director will qualify as "independent" only if our Board of Directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Accordingly, our Board of Directors has affirmatively determined that seven of our nine directors are independent in accordance with the NYSE rules. Each of Messrs. Danhakl, Hart, Milton, Ressler, Ross and Saines and Dr. Sugar is independent, and Mr. Milton serves as our lead independent director. In addition, our former director Michel M.R.G. Péretié, who resigned on January 13, 2012, was determined to be independent. Messrs. Udvar-Házy and Plueger are not independent because they are employees of the Company.

Executive Sessions of Non-Employee Directors

        As part of the Board of Directors' regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Milton, as lead independent director, schedules and chairs the executive sessions.

Committees of the Board of Directors

        Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees is composed solely of independent directors under the NYSE rules. Our Board of Directors has adopted a charter for each committee that is available on our website at www.airleasecorp.com.

        Audit Committee.    Our audit committee consists of Messrs. Hart, Milton and Ross. Mr. Hart is the Chairman of the audit committee. Our audit committee's duties include, but are not limited to, monitoring (1) the integrity of the financial statements of the Company, (2) the independent registered public accounting firm's qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, (4) our compliance with legal and regulatory requirements and (5) our overall risk profile. Our audit committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

        Our audit committee must at all times be composed exclusively of directors who are "financially literate" as defined under the NYSE listing standards. The audit committee also must have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual's financial sophistication, and who qualifies as an "audit committee financial expert," as defined under the rules and regulations of the Securities and Exchange Commission ("SEC"). All of our audit committee members are financially literate, and our Board of Directors has determined that Mr. Hart is our audit committee financial expert.

        In addition to being "independent" under NYSE rules, each member of our audit committee also meets the independence requirements of the SEC for purposes of serving on an audit committee.

        Our audit committee held five meetings in 2011.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Messrs. Milton and Hart and Dr. Sugar. Mr. Milton is the Chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee monitors the implementation of sound corporate governance principles and practices and will, among other things: (1) identify individuals believed to be qualified to become a member of our Board of Directors and select or recommend candidates for all directorships to be filled, (2) annually review and recommend changes, as appropriate, to our corporate governance guidelines and (3) oversee the evaluation of our Board of Directors. Our nominating and corporate governance committee also reviews and approves all related party transactions in accordance with our policies with respect to such matters.

        Our nominating and corporate governance committee held two meetings in 2011.

        Compensation Committee.    Our compensation committee consists of Dr. Sugar and Messrs. Danhakl and Ressler. Dr. Sugar is the Chairman of the compensation committee. Our compensation committee has overall responsibility for evaluating, and approving or recommending, all of our compensation plans, policies and programs as they affect the executive officers, including the Chief Executive Officer, as well as overseeing the evaluation of management and succession planning for executive officer positions. The compensation committee also oversees preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board of Directors whether to so include the compensation discussion and analysis and provides an accompanying report to be included in our annual proxy statement.

        In addition to being "independent" under NYSE rules, each member of our compensation committee also qualifies as a "non-employee director" under SEC rules and as an "outside director" under Section 162(m) of the Internal Revenue Code for purposes of serving on a compensation committee.

        Our compensation committee held four meetings in 2011.

The Board of Directors' Role in Risk Oversight

        The Board of Directors has delegated risk oversight responsibilities to the audit committee, except for risks relating to executive compensation. In accordance with its charter, the audit committee is responsible for monitoring the Company's policies and practices with respect to risk assessment and risk management. The audit committee periodically meets with our senior executives to discuss, among other things, material risks to our business. The audit committee also periodically meets with representatives of our independent registered public accounting firm. The Chairman of the audit committee will report to the full Board of Directors regarding material risks as deemed appropriate.

        The compensation committee provides oversight with respect to risks that may arise from our compensation arrangements and policies. This is accomplished on an ongoing basis through the compensation committee's review and approval of specific arrangements and policies to ensure that they are consistent with our overall compensation philosophy and our business goals. The compensation committee periodically discusses any risk-related concerns with senior management and with its outside compensation consultant. The Chairman of the compensation committee will report to the full Board of Directors regarding any material risks as deemed appropriate. In view of this oversight and based on our ongoing assessment, we do not believe that our present employee compensation arrangements, plans, programs or policies are likely to have a material adverse effect on the Company.

        The Board of Directors believes that its governance structure supports the Board's role in risk oversight. Independent directors chair each of the Board committees responsible for risk oversight, the Company has a lead independent director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks. Our Board of Directors has determined that the combined role of Chairman and Chief Executive Officer provides strong and unambiguous leadership in our relationship-driven industry, appropriately balanced by independent oversight of management through the presence of our lead independent director and the governance structure of our Board of Directors described above.

Corporate Governance Guidelines and Code of Business Conduct

        Corporate Governance Guidelines.    Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. The Guidelines are intended to serve as a flexible framework for the conduct of the Board of Directors' business and not as a set of legally binding obligations. The Guidelines describe the Board of Directors' responsibilities, the qualification criteria for serving as a director, and standards for the conduct of meetings and establishing and maintaining committees. The Guidelines also confirm that the directors will have full and free access to officers and employees of the Company and have authority to retain independent advisors as necessary and appropriate in carrying out their activities. In addition, the Guidelines establish frameworks for director compensation, director orientation and continuing education, and an annual evaluation of the Board and its committees and of the Guidelines. Finally, the Guidelines charge the compensation committee with oversight of management evaluation and succession, and detail the Company's policies regarding confidentiality and communications between our Board of Directors and the press and media on matters pertaining to the Company. Our Corporate Governance Guidelines are available on our website at www.airleasecorp.com.

        Code of Business Conduct and Ethics.    Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, employees and officers. Among other things, the Code of Business Conduct and Ethics is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing. It also requires disclosure to us of any situation, transaction or relationship that may give rise to any actual or potential conflict of interest. Such conflicts must be avoided unless approved by our nominating and corporate governance committee. The Code of Business Conduct and Ethics prohibits our employees, officers and directors from taking, or directing a third party to take, a business opportunity that is discovered through the use of our property. A copy of our Code of Business Conduct and Ethics is available on our website at www.airleasecorp.com.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

 Consideration of Director Candidates

        Our nominating and corporate governance committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board of Directors at the time made. Among other attributes, our nominating and corporate governance committee may consider a director candidate's diversity of background and personal experience. In this context, diversity may encompass a candidate's educational and professional history, community or public service, expertise or knowledge base and certain unique personal characteristics, as well as the candidate's race, ethnicity, national origin and gender. The nominating and corporate governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate's background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and corporate governance committee considers in evaluating candidates.

        The most important characteristic of any director candidate is his or her ability to faithfully represent the interests of our stockholders. Other important qualities include the candidate's integrity, judgment and independence of thought; an absence of conflicting time commitments; financial literacy; leadership experience; and a fit of abilities and personality that helps build an effective, collegial and responsive Board of Directors.

        Any stockholder may recommend a director candidate for our nominating and corporate governance committee to consider by submitting the candidate's name and qualifications to us in care of the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. Director candidates recommended by a stockholder are considered in the same manner as any other candidates, although the nominating and corporate governance committee may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. Our nominating and corporate governance committee has not retained professional search firms to assist it in recruiting potential director candidates.

        Our bylaws provide that stockholders of record seeking to nominate candidates for election as directors at our annual meeting of stockholders (or to bring other business before our annual meeting of stockholders) may do so by providing timely notice of their intent in writing. To be timely, the notice from the stockholder of record must be delivered to the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the annual meeting. Our bylaws also specify certain requirements as to the form and content of the necessary notice. For more information, see the section below titled Stockholder Proposals and Director Nominations for our 2013 Annual Meeting of Stockholders.

 Communications with the Board of Directors

        Stockholders and any other interested parties who wish to communicate with the Board of Directors or an individual director, including our lead independent director, may send a letter to the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication." All such letters must clearly state the author's interest in the Company and whether the intended recipients are all members of the Board of Directors or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during 2011 under Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

 Director Compensation

        Our Board of Directors sets non-employee director compensation based on recommendations from the compensation committee. Messrs. Udvar-Házy and Plueger do not receive separate compensation for their service on our Board of Directors. The compensation committee has engaged Exequity as an independent consultant to provide advice with respect to compensation decisions for the non-employee directors of our Board of Directors, as well as for our executive officers. The independent consultant assists in obtaining market information and designing various aspects of our compensation program for the directors.

        With respect to 2011, we provided the non-employee members of our Board of Directors with an annual retainer in the amount of $80,000 payable in quarterly installments. In addition, the Chairmen of our compensation committee and nominating and corporate governance committee each received an additional annual retainer of $20,000, while the other members of our compensation committee and nominating and corporate governance committee each received an additional annual retainer of $10,000. The Chairman of our audit committee received an additional annual retainer of $35,000, while the other members of the audit committee each received an additional annual retainer of $15,000. Our lead independent director received an additional annual retainer at a rate of $25,000 prorated from January through August 2011, and at a rate of $50,000 prorated from September through December 2011. As a matter of policy, each director could elect to have his retainer paid in cash or shares of our Class A Common Stock, or a combination thereof. However, to date we have paid our directors' retainers in cash only.

        We reimbursed directors for travel and lodging expenses incurred in connection with their attendance at meetings. We also have entered into agreements with each of our non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and bylaws, subject to certain requirements and limitations.

        Finally, each current non-employee director and each non-employee director who joins our Board of Directors in the future has received or will receive an initial grant of restricted stock units ("RSUs") to be settled in shares of Class A Common Stock pursuant to our Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan. Our current non-employee directors received their initial grants upon the consummation of our initial public offering, and the number of RSUs awarded equaled $120,000, divided by the initial public offering price. Under our current plan, the aggregate value of initial awards of RSUs to non-employee directors who join our Board of Directors in the future will equal $120,000, based on the closing price of our Class A Common Stock on the date of grant. Following such initial grants, each non-employee director will receive an annual award of RSUs to be settled in shares of Class A Common Stock with an aggregate value equal to $80,000, based on the closing price of our Class A Common Stock on the date of grant. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant date, and if the Board of Directors service of such a director terminates for any reason, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. Mr. Saines has voluntarily declined receipt of an annual award of RSUs commencing 2012.

        Our Board of Directors has adopted stock ownership guidelines for all non-employee directors. Each non-employee director has five years from the time he becomes subject to these guidelines to achieve ownership of Class A Common Stock equivalents with an aggregate market value equal to three times the amount of the then current cash retainer fee for service on our Board of Directors. For a non-employee director, Class A Common Stock equivalents are shares of Class A Common Stock personally owned by the director, shares of Class A Common Stock underlying vested RSUs awarded to a director and shares of Class A Common Stock underlying unvested RSUs awarded to a director that are subject to time-based vesting only.

 Director Compensation Summary

        The following table sets forth compensation paid to or earned by the individuals who served as non-employee directors of our Company during 2011.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mr. Danhakl	$90,000	$130,406	$220,406
Mr. Hart	$125,000	$130,406	$255,406
Mr. Milton	$148,333	$130,406	$278,739
Mr. Péretié(3)	$80,000	$130,406	$210,406
Mr. Ressler	$90,000	$130,406	$220,406
Mr. Ross	$95,000	$130,406	$225,406
Mr. Saines	$80,000	$130,406	$210,406
Dr. Sugar	$110,000	$130,406	$240,406

(1)
Fees Earned or Paid in Cash:    The amount shown for each non-employee director is composed of his annual retainer fees and committee and/or Chairmanship fees.

(2)
Stock Awards:    On April 25, 2011, each of the non-employee directors was granted an award of RSUs covering 4,528 shares. Each RSU represents a contingent right to receive one share of our Class A Common Stock. This award vests in full on April 25, 2012. The dollar amounts shown reflect $28.80 per share for all directors which is the grant date fair value of one share of Class A Common Stock.

(3)
Michel M.R.G. Péretié served as a non-employee director of the Company during 2011 and until January 13, 2012. Upon Mr. Péretié's resignation from our Board of Directors, Mr. Péretié forfeited 1,266 shares subject to his RSU award. He is not standing for re-election at the Annual Meeting.

Items of Business

Proposal 1: Election of Directors

        At the Annual Meeting, the Board of Directors is recommending to stockholders that Messrs. Danhakl, Hart, Milton, Plueger, Ressler, Ross, Saines, and Udvar-Házy and Dr. Sugar each be elected as a director to serve for a one-year term ending at the 2013 annual meeting of stockholders. Each nominee is currently a director, has consented to be nominated and has agreed to serve as a director if re-elected. Should any of these individuals become unable to serve as a director prior to the Annual Meeting, the proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other individual as the Board of Directors may recommend.

        Under our bylaws, the election of each director nominee will require the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote, at the Annual Meeting.

        The Board of Directors recommends that you vote "FOR" the election to the Board of Directors of each of the nine nominees.

        A summary of each nominee's principal occupation, recent professional experience, directorships at other public companies for at least the past five years, and certain other qualifications, is provided below:

        John G. Danhakl, age 56, has served as one of our directors since May 2010. He is a Managing Partner at Leonard Green & Partners, L.P., a private equity firm, which he joined in 1995. Prior to joining Leonard Green & Partners, L.P., Mr. Danhakl was a Managing Director in the Los Angeles office of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which he joined in 1990, and where he worked extensively with Leonard Green & Partners, L.P. as its lead investment banker. Prior to joining DLJ, Mr. Danhakl was a Vice President in corporate finance at Drexel Burnham Lambert Incorporated from 1985 to 1990. Mr. Danhakl presently serves on the board of directors of Arden Group, Inc., HITS, Inc., IMS Health, Inc., J. Crew Group, Inc., Leslie's Poolmart, Inc., Animal Health International, Inc., The Neiman Marcus Group, Inc., Petco Animal Supplies, Inc. and The Tire Rack, Inc. He has previously served on the board of directors of AsianMedia Group, LLC, Big 5 Sporting Goods Corporation, Communications and Power Industries, Inc., Diamond Triumph Auto Glass, Inc., Liberty Group Publishing, Inc., MEMC Electronic Materials, Inc., Phoenix Scientific, Inc., Rite Aid Corporation, Sagittarius Brands, Inc. and VCA Antech, Inc. Mr. Danhakl graduated from the University of California at Berkeley in 1980 and received a Master of Business Administration from Harvard Business School in 1985.

        Mr. Danhakl brings substantial financial and strategic experience to our Board of Directors. With more than 25 years of experience in the investment banking and private equity industries and with service on numerous boards, Mr. Danhakl represents a key resource to our Board of Directors for matters relating to corporate finance and business strategy.

        Matthew J. Hart, age 59, has served as one of our directors since May 2010. Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from May 2004 until the buyout of Hilton by the Blackstone Group in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company, Executive Vice President and Chief Financial Officer for Host Marriott Corp., Senior Vice President and Treasurer for Marriott Corporation and Vice President, Corporate Lending, for Bankers Trust Company. Mr. Hart received his Bachelor of Arts in Economics and Sociology from Vanderbilt University in 1974 and earned a Master of Business Administration in Finance and Marketing from Columbia University in 1976. Mr. Hart currently serves on the board of directors of US Airways and Great American Group, Inc. and is the past Chairman of Heal the Bay, a non-profit organization.

        Mr. Hart possesses significant executive experience in the hotel industry and currently serves on the board of directors of a major U.S. airline. Mr. Hart provides our Board of Directors with an important combination of management, airline industry and financial expertise. His experience as the chief financial officer of two Fortune 500 companies, and his service on the audit committees of two other public companies, make him instrumental in helping our Board of Directors implement business and financial strategy.

        Robert A. Milton, age 51, has served as one of our directors since April 2010. Mr. Milton is our lead independent director. Mr. Milton was the Chairman, President and Chief Executive Officer of ACE Aviation Holdings, Inc., a holding company for Air Canada and other aviation interests ("ACE"), from 2004 until 2011. Since 2011, Mr. Milton has been Chairman and Chief Executive Officer of ACE. Mr. Milton was also the Chairman of Air Canada until December 2007. He held the position of President and Chief Executive Officer of Air Canada from August 1999 until December 2004. From 2003 to 2004, Mr. Milton led Air Canada's corporate and operational restructuring. Prior to joining Air Canada, Mr. Milton was a founding partner in Air Eagle Holdings Inc. and an independent commercial aviation consultant to British Aerospace Limited. He started his career at Air Canada in 1992 on a consulting basis and assumed increasingly responsible positions in cargo operations, scheduling, product design, advertising, inflight service and marketing until his appointment as Executive Vice President and Chief Operating Officer in 1996. He was on the board of directors of Aeroplan Income Fund from 2005 to 2008 and the board of directors of Jazz Air Income Fund from 2006 to 2008. He is currently a director of the Smithsonian National Air & Space Museum. Mr. Milton served as Chair of the International Air Transport Association's Board of Governors from 2005 to 2006. He is one of the past Chairmen of the Georgia Tech Advisory Board and currently serves as a Trustee of the Georgia Tech Foundation. Mr. Milton received his Bachelor of Science degree in Industrial Management from the Georgia Institute of Technology in 1983.

        Mr. Milton's extensive experience in the aviation industry, including his many years with Air Canada, provides our Board of Directors with deep industry experience. Our Board of Directors has benefited from Mr. Milton's many relationships in the aircraft manufacturing, aircraft leasing and airline industries. Mr. Milton's management experience and understanding of the aircraft leasing industry make him an ideal choice to act as our lead independent director.

        John L. Plueger, age 57, has served as our President and Chief Operating Officer since March 2010 and as one of our directors since April 2010. Mr. Plueger brings more than 25 years of aviation industry and aircraft leasing experience to us, all of which were with us and at International Lease Finance Corporation ("ILFC"). Mr. Plueger was elected to ILFC's board of directors in January 2002 and most recently served as ILFC's acting Chief Executive Officer from February 2010 to March 2010. As ILFC's President and Chief Operating Officer since 2002, Mr. Plueger was responsible for organizing ILFC's worldwide sales and marketing efforts, maintaining its relationships with the major airframe and engine manufacturers, and overseeing all corporate support for those activities. Mr. Plueger also had primary responsibility for implementation of ILFC's leasing business in Asia. Mr. Plueger's professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry related mergers and acquisitions. Mr. Plueger is a Certified Public Accountant and is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and single-/multi-engine and instrument instructor ratings. He received a Bachelor of Arts degree from the University of California, Los Angeles and is a Certified Director from the UCLA Anderson Graduate School of Management's Corporate Director Certification Program. Mr. Plueger is a member of the board of directors of the Smithsonian National Air and Space Museum, and also serves on the board of directors of the Wings Club.

        Mr. Plueger has more than 25 years of aviation industry and aircraft leasing experience, providing our Board of Directors with an in-depth understanding of our business. His many years of business, financial, accounting, managerial and executive experience in our industry make him an invaluable member of our Board of Directors.

        Antony P. Ressler, age 51, has served as one of our directors since May 2010. Mr. Ressler is a Founding Member and Chairman of the Executive Committee of Ares Management LLC, a global alternative asset manager, which he co-founded in 1997. Mr. Ressler also serves as a Senior Partner of the Ares Private Equity Group. Mr. Ressler previously co-founded Apollo Management, L.P., a private investment firm based in New York, in 1990. Prior to 1990, Mr. Ressler served as a Senior Vice President in the High Yield Bond Department of Drexel Burnham Lambert Incorporated, with responsibility for the New Issue/Syndicate Desk. Mr. Ressler also serves on the board of directors of Ares Capital Corporation, a publicly traded business development company, and on the boards of private companies owned or controlled by Ares Management LLC or its affiliated funds. Mr. Ressler previously served on the boards of directors of Samsonite Corporation and WCA Waste Corporation. In the non-profit sector, Mr. Ressler serves as a member of the Executive Committee of the Board of Directors of the Cedars-Sinai Medical Center, as Finance Chair and a member of the Executive Committee of the Los Angeles County Museum of Art, as a board member of the Campbell Hall Episcopal School in Studio City, California and as a Founder and Co-Chairman of the Alliance for College-Ready Public Schools, a high performing group of 16 charter high schools and middle schools based in Los Angeles. Mr. Ressler is also one of the founding members of the board and Finance Chair of the Painted Turtle Camp, a southern California-based organization (affiliated with Paul Newman's Hole in the Wall Association), which was created to serve children dealing with chronic life threatening illnesses by creating memorable, old-fashioned camping experiences. Mr. Ressler received his Bachelor of Science degree in Foreign Service from Georgetown University's School of Foreign Service and received his Master of Business Administration from Columbia University's Graduate School of Business.

        Mr. Ressler brings to our Board of Directors more than 25 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries. His broad perspective on the investment management industry provides our Board of Directors with critical knowledge and analysis of finance, financial products and business strategy.

        Wilbur L. Ross, Jr., age 74, has served as one of our directors since November 2010. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the managing member of the general partner of WL Ross Group, L.P., which in turn is the managing member of the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., WLR Recovery Fund IV L.P., Asia Recovery Fund L.P., Asia Recovery Co-Investment Fund L.P., Absolute Recovery Hedge Fund L.P., India Asset Recovery Fund and Japan Real Estate Recovery Fund, the Chairman of the Investment Committee of the Taiyo Fund and the Chairman of Invesco Private Capital, each of which is a private investment fund. Mr. Ross is also Chairman of International Coal Group, Inc., International Textile Group, Inc., a global, diversified textile provider that produces automotive safety, apparel, government uniform, technical and specialty textiles, Nano-Tex, Inc., a fabric innovations company located in the United States, IPE-Ross Management Ltd., an investment partnership investing in middle market European buyouts, and International Auto Components Group SL, a joint venture company with interests in automotive interior plastics. Mr. Ross is also an executive officer of Invesco Private Equity, American Home Mortgage Services, Inc. and Plascar Participacoes SA. Mr. Ross is a board member of ArcelorMittal N.V., Assured Guaranty Ltd., a provider of financial guaranty and credit enhancement products, Compagnie Européenne de Wagons SARL in Luxembourg, Insuratex, Ltd., an insurance company in Bermuda, Plascar Participacoes SA, Phoenix International Insurance Company, The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry, IAC Acquisition Corporation Limited, IAC Group SARL, Masters Capital Nanotechnology Fund, EXCO Resources, Inc., BankUnited, Inc., and Sun Bancorp. Mr. Ross is also a member of the Business

Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was previously a director of Mittal Steel Co. N.V. from April 2005 to June 2006, a director of International Steel Group from February 2002 to April 2005, a director of Montpelier RE Holdings Ltd. from 2006 to March 2010, and a director of Syms Corp. from 2000 through 2007. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of the Whitney Museum of American Art, the Japan Society, and the Yale University School of Management, the Harvard Business School Club of New York, the Palm Beach Civic Association, the Palm Beach Preservation Foundation and the Partnership for New York City. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

        Mr. Ross possesses wide-ranging managerial and investment experience in numerous industries that span a long and successful career. He represents an important resource to our Board of Directors with respect to business strategy, and our Board of Directors draws on Mr. Ross's intimate knowledge of finance and financial products.

        Ian M. Saines, age 49, has served as one of our directors since June 2010. Mr. Saines is Group Executive of the Institutional Banking and Markets division of Commonwealth Bank, a provider of integrated financial services, which he joined in 2004. He is responsible for managing Commonwealth Bank's relationships with major corporate, institutional and government clients and providing a full range of capital raising, transactional and risk management products and services. Prior to joining Commonwealth Bank, Mr. Saines was a Management Committee member of Zurich Capital Markets Asia, the investment banking arm of the Zurich Financial Services Group. Between 1985 and 1999, Mr. Saines held various leadership positions at Bankers Trust Australia Limited and headed the investment bank's Global Metals and Mining Industry Group. Prior to joining Bankers Trust Australia Limited, Mr. Saines was employed by the Reserve Bank of Australia. Mr. Saines was formerly a board member of Father Chris Riley's Youth Off The Streets, a not-for-profit organization providing support to chronically homeless and abused youth in Australian society. He is currently a director of the Australian Financial Markets Association. Mr. Saines is a Fellow of the Australian Institute of Company Directors, and a Certified Finance and Treasury Professional. Mr. Saines has a first class honours degree in economics from the University of New South Wales.

        Mr. Saines brings to our Board of Directors a wealth of experience in commercial banking and deep knowledge of financial risk management. He provides our Board of Directors with key insights with respect to financial products, the financial markets, capital raising activities and the management of a large, complex business.

        Dr. Ronald D. Sugar, age 63, has served as one of our directors since April 2010. Dr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global security company, from 2003 until his retirement in 2010. During Dr. Sugar's tenure, Northrop Grumman grew to become the nation's second largest defense contractor with 125,000 employees and $35 billion annual revenue. Prior to joining Northrop Grumman, Dr. Sugar held executive positions in the aerospace, defense, and automotive industries, including Chief Financial Officer of TRW Inc., Executive Vice President of TRW Automotive Electronics, President and Chief Operating Officer of TRW Aerospace, and President, Chief Operating Officer and Director of Litton Industries. In 2001, he became President and Chief Operating Officer of Northrop following its acquisition of Litton. He is a director of Amgen Inc., Apple Inc. and Chevron Corporation, a senior adviser to Ares Management LLC, a senior advisor to Bain & Co., a trustee of the University of Southern California, a Director of the Los Angeles Philharmonic, a board of visitors member of the UCLA Anderson School of Management, a National Trustee of the Boys and Girls Clubs of America, past Chairman of the Aerospace Industries Association, and a member of the National Academy of Engineering. Dr. Sugar received a Bachelor of Science degree in Engineering (summa cum laude) from the University of

California, Los Angeles, where he also received the master's and doctorate degrees in the same field, and was subsequently honored as UCLA Alumnus of the Year.

        Dr. Sugar has significant executive experience in the global aerospace business. In addition to drawing on Dr. Sugar's in-depth executive and financial experience in related industries, our Board of Directors also benefits from Dr. Sugar's current experience as a board member of three Fortune 500 companies. He has particularly useful experience with risk oversight, and a deep understanding of legislative and regulatory processes.

        Steven F. Udvar-Házy, age 66, has served as our Chairman and Chief Executive Officer since our launch in February 2010. Mr. Udvar-Házy brings more than 40 years of aviation industry experience to us, 37 of which were with ILFC. In 1973, Mr. Udvar-Házy co-founded the aircraft leasing business that became ILFC. As Chairman and Chief Executive Officer, Mr. Udvar-Házy led ILFC from its inception in 1973, through its initial public offering in 1983 and subsequent sale to American International Group, Inc. for $1.3 billion in 1990, and ultimately to its becoming the largest aircraft leasing company (by fleet value) in the world, with a fleet of over 1,000 jet aircraft as of December 31, 2009. Under Mr. Udvar-Házy's leadership as Chairman and Chief Executive Officer, ILFC was able to increase its profitability. Even during the recent challenging economic environment, ILFC's income before tax increased from $1.1 billion in 2008 to $1.4 billion in 2009, the last year of his tenure as Chief Executive Officer. Mr. Udvar-Házy retired from ILFC in February 2010 with a view to exploring other opportunities in the aviation industry. For the past 26 years, Mr. Udvar-Házy has been a member of the board of directors of Skywest, Inc. and currently serves as that board's lead independent director. Mr. Udvar-Házy is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and has over 30 years of experience flying jet aircraft. He received a Bachelor of Arts degree in economics from the University of California, Los Angeles, and has been awarded several honorary doctorate degrees.

        Mr. Udvar-Házy brings extensive industry, managerial and leadership experience to our Board of Directors. With more than 40 years of aviation industry experience, Mr. Udvar-Házy provides our Board of Directors with a critical understanding and appreciation of our business and the know-how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

 Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

        Our audit committee has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements for 2012. During 2011, KPMG served as our independent public accounting firm and provided certain other audit-related services. Representatives of KPMG are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

        This is a non-binding vote. If KPMG's appointment is not ratified, the audit committee will reconsider whether to retain KPMG, but still may retain KPMG. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be appropriate.

        Approval of the ratification of KPMG as our independent registered public accounting firm for 2012 requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting.

        The Board of Directors recommends that you vote "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for 2012.

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

        As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation as disclosed in the section of this Proxy Statement titled Executive Compensation. Our named executive officers include Messrs. Udvar-Házy and Plueger and the three other executive officers named in the tables that appear in the Executive Compensation section below, one of whom is our former Chief Financial Officer. Stockholders are being asked to approve the following advisory resolution:

          RESOLVED, that the stockholders of Air Lease Corporation approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below in the section titled Executive Compensation.

        Our executive compensation program is designed to attract, motivate and retain the most talented individuals in the aircraft leasing business, and to reward these individuals for the successful launch of our business. The compensation committee and our Board of Directors believes that the program has been very successful in accomplishing these objectives. The combination of a competitive base salary and bonus, and the potential for even greater rewards as a stockholder, have helped us assemble a formidable management team and focus them on growing the value of the Company over the long term. We believe having an experienced and motivated senior management team is essential to the success of the Company and provides us and our stockholders with an important competitive advantage.

        Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which contains a detailed description of how our compensation program implements our compensation philosophy.

        This is a non-binding vote. The compensation committee and our Board of Directors will review the voting results in connection with their regular evaluation of our compensation program.

        Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting.

        The Board of Directors recommends that you vote "FOR" the advisory resolution to approve our named executive officer compensation.

 Proposal 4: Advisory Vote on the Frequency of an Advisory Vote
to Approve Named Executive Officer Compensation

        As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders on whether to hold the above advisory vote on named executive officer compensation every year, every two years or every three years.

        Accordingly, you may cast your advisory vote as to your preferred frequency of an advisory vote on named executive officer compensation by choosing any one of the following three options: an advisory vote every year, an advisory vote every two years, or an advisory vote every three years. You may also abstain from voting on this item.

        The compensation committee and the Board of Directors recommend that the required advisory vote be held every three years. The compensation committee and the Board of Directors believe that it takes longer than a year or two to determine the effectiveness of an overall compensation program, particularly for newly public companies like ours. An advisory vote every three years gives stockholders the ability to provide formal feedback that accounts for trends over time and recognizes the alignment of compensation to long-term stockholder results. Of course, stockholders are always encouraged to contact our investor relations department to express their specific views on executive compensation matters.

        This is a non-binding vote. The compensation committee and our Board of Directors will carefully consider the voting results in deciding how frequently to hold the required advisory vote on our named executive officer compensation.

        The frequency option (i.e., every one year, every two years or every three years) that receives a plurality of votes cast on this proposal will be deemed to be the preferred option of the stockholders. However, because this is a non-binding advisory vote, the Board of Directors may decide to hold an advisory vote to approve named executive officer compensation more or less frequently than the deemed preferred option.

        Your Board of Directors recommends that you vote for the option of "THREE YEARS" for the frequency of an advisory vote to approve named executive officer compensation.

 Ownership of Air Lease Corporation Class A Common Stock

        The following table sets forth information as of March 12, 2012 regarding the beneficial ownership of our Class A Common Stock by:

  •
  each person known by us to beneficially own more than five percent of our Class A Common Stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days.

        In computing the percentage ownership of a person, shares of our Class A Common Stock subject to warrants or options held by that person are deemed to be outstanding if they are exercisable within 60 days of March 12, 2012. The shares subject to such warrants or options are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the following table are based on a total of 98,888,393 shares of our Class A Common Stock as of March 12, 2012. The address of each person named in the table below, unless otherwise indicated, is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067.

	Class A Common Stock
Name of beneficial owner	Number of shares beneficially owned	%
Greater than 5% Stockholders
Ares Management LLC(1)	6,944,444	7.02%
Commonwealth Bank of Australia(2)	7,287,370	7.35%
FMR LLC(3)	10,395,699	10.51%
Leonard Green & Partners, L.P.(4)	6,944,444	7.02%
Steven F. Udvar-Házy(5)	5,151,522	5.18%
T. Rowe Price Associates, Inc.(6)	7,408,233	7.49%
Named Executive Officers and Directors
Steven F. Udvar-Házy(5)	5,151,522	5.18%
John L. Plueger(7)	617,416	*
Grant A. Levy(8)	154,200	*
Jie Chen(9)	146,302	*
James C. Clarke(10)	11,038	*
John G. Danhakl(4)(14)	6,948,972	7.03%
Matthew J. Hart(14)	14,528	*
Robert A. Milton(14)	186,528	*
Antony P. Ressler(1)(11)(14)	6,948,972	7.03%
Wilbur L. Ross, Jr.(12)(14)	4,254,528	4.30%
Ian M. Saines(2)(14)	7,291,898	7.35%
Dr. Ronald D. Sugar(13)(14)	54,528	*
All executive officers and directors as a group (15 persons)(15)	32,109,633	32.02%

*
Represents beneficial ownership of less than 1%.

(1)
Consists of 5,555,556 shares of Class A Common Stock held by Ares Corporate Opportunities Fund III, L.P. ("ACOF III"), 724,947 shares of Class A Common Stock held by Ares Special Situations Fund, L.P. ("ASSF") and 663,941 shares of Class A Common Stock held by Ares Special Situations Fund I-B, L.P. ("ASSF I-B"). The general partner of ACOF III is ACOF Management III, L.P. ("ACOF Management") and the general partner of ACOF Management is ACOF Operating Manager III, LLC ("ACOF Operating Manager"). The general partner of ASSF and ASSF I-B is ASSF Management, L.P. ("ASSF Management") and the general partner of ASSF Management is ASSF Operating Manager, LLC ("ASSF Operating Manager"). Each of ACOF Management, ACOF Operating Manager, ASSF Management and ASSF Operating Manager are directly or indirectly controlled by Ares Management LLC ("Ares Management"), which, in turn, is indirectly controlled by Ares Partners Management Company LLC ("Ares Parent," and together with Ares Management, ACOF III, ACOF Management, ACOF Operating Manager, ASSF, ASSF I-B, ASSF Management and ASSF Operating Manager, the "Ares Entities"). Ares Parent is managed by an executive committee comprised of Mr. Ressler, Michael Arougheti, David Kaplan, Gregory Margolies and Bennett Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to these shares of Class A Common Stock. Each of the members of the executive committee, the Ares Entities (other than ACOF III, ASSF and ASSF I-B with respect to the shares held directly by ACOF III, ASSF and ASSF I-B, respectively) and the directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of these shares of Class A Common Stock, except to the extent of any pecuniary interest therein. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(2)
Commonwealth Bank of Australia is the direct beneficial owner of 6,250,000 shares of Class A Common Stock and one warrant to purchase up to 268,125 shares of Class A Common Stock or Class B Non-Voting Common Stock. Commonwealth Bank of Australia also may be deemed to be the beneficial owner of 769,245 shares of Class A Common Stock purchased for the accounts of certain clients of First State Investment Management (UK) Limited ("FSIM") and its direct, wholly-owned subsidiary, First State Investments International Limited ("FSII"), both of which are indirect, wholly-owned subsidiaries of Commonwealth Bank of Australia. FSIM and FSII may be deemed to be the beneficial owners of the shares held in the accounts of their respective clients by virtue of their voting and investment control over such shares in their capacity as investment advisers to such clients. Mr. Saines does not directly hold any shares or warrants in the Company. As Group Executive of the Institutional Banking and Markets Division of Commonwealth Bank of Australia, Mr. Saines may be deemed to be the beneficial owner of some or all of the foregoing shares; however, Mr. Saines disclaims beneficial ownership of these shares of Class A Common Stock and the warrant, except to the extent of his pecuniary interest therein. The address of Commonwealth Bank of Australia is Level 21, 201 Sussex Street, Sydney, Australia NSW 2000.

(3)
Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,395,699 shares of Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 10,395,699 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The foregoing information is based solely on an amendment to Schedule 13G filed with the Securities and Exchange Commission by FMR LLC on March 12, 2012.

(4)
Consists of 5,341,979 shares of Class A Common Stock held by Green Equity Investors V, L.P. ("GEI V") and 1,602,465 shares of Class A Common Stock held by Green Equity Investors Side V, L.P. ("GEI Side V"). GEI Capital V, LLC ("GEIC") is the general partner of GEI V and GEI Side V. Green V Holdings, LLC ("Holdings") is a limited partner of GEI V and GEI Side V. Leonard Green & Partners, L.P ("LGP") is the management company of GEI V and GEI Side V and an affiliate of GEIC and Holdings. LGP Management, Inc. ("LGPM") is the general partner of LGP. GEI Side V, as an affiliated entity of GEI V, LGP, as the management company of GEI V and GEI Side V, LGPM, as the general partner of LGP, GEIC, as the general partner of GEI V and GEI Side V, and Holdings, as a limited partner of GEI V and GEI Side V, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the shares of Class A Common Stock reported herein. As such, GEIC, Holdings, LGP, LGPM, GEI V (in the case of the shares of Class A Common Stock held by GEI Side V), and GEI Side V (in the case of the shares of Class A Common Stock held by GEI V) may be deemed to be the indirect beneficial owners of the shares of Class A Common Stock reported herein, except to the extent of their pecuniary interest therein. The address for each of GEI V, GEI Side V, GEIC, Holdings, LGP and LGPM is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(5)
Consists of 253,333 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 278,889 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 101,667 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 35,925 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,700,000 and 1,044,225 shares of Class A Common Stock held directly by two trusts, respectively, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 50,000 shares of Class A Common Stock held directly by AL 1 Management, LLC; 103,700 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy's wife and children; and 583,783 options to purchase Class A Common Stock held directly by Mr. Udvar-Házy that are exercisable within 60 days of March 12, 2012. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, Christine L. Udvar-Házy, his wife, and Steven C. Udvar-Házy, his son, disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of the three directors. The remaining directors, Mrs. Udvar-Házy and Mr. S. C. Udvar-Házy, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy shares voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. A trust of which he is trustee controls a majority of the membership interests in Emerald Financial LLC; in addition, Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with Mrs. Udvar-Házy and Karissa K. Udvar-Házy. Mrs. Udvar-Házy and Ms. Udvar-Házy disclaim beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy is the sole member and manager of AL 1 Management, LLC. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

(6)
Consists of 7,408,233 shares of Class A Common Stock held of record by individual and institutional clients for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser under Section 203 of the Investment Advisers Act of 1940. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. The foregoing information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Price Associates on February 14, 2012.

(7)
Consists of 101,147 shares of Class A Common Stock held by Mr. Plueger; 278,334 shares of Class A Common Stock held by a trust of which Mr. Plueger is a co-trustee; 1,000 shares of Class A Common Stock held directly in the aggregate by Mr. Plueger's children; and 236,935 options to purchase Class A Common Stock held directly by Mr. Plueger that are exercisable within 60 days of March 12, 2012. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(8)
Consists of 102,700 shares of Class A Common Stock held by Mr. Levy; 50,000 options to purchase Class A Common Stock held by Mr. Levy that are exercisable within 60 days of March 12, 2012; and 1,500 shares of Class A Common Stock held directly in the aggregate by Mr. Levy's children. Mr. Levy disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(9)
Consists of 46,302 shares of Class A Common Stock held by Mr. Chen; and 100,000 options to purchase Class A Common Stock held by Mr. Chen that are exercisable within 60 days of March 12, 2012.

(10)
Consists of 6,038 shares of Class A Common Stock held by Mr. Clarke, our former Chief Financial Officer; and 5,000 options to purchase Class A Common Stock held by Mr. Clarke that are exercisable within 60 days of March 12, 2012.

(11)
Mr. Ressler is a Senior Partner in the Private Equity Group of Ares Management and a member of Ares Parent, both of which indirectly control ACOF III, ASSF and ASSF I-B (collectively, the "Ares Funds"). Mr. Ressler expressly disclaims beneficial ownership of the shares of Class A Common Stock held by the Ares Funds. The address of Mr. Ressler is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(12)
Consists of 4,233,000 shares of Class A Common Stock held by WLR Recovery Fund IV, L.P. and 17,000 shares of Class A Common Stock held by WLR IV Parallel ESC, L.P. Mr. Ross is the Chairman and CEO of WL Ross & Company LLC and the managing member of El Vedado LLC, the general partner of WL Ross Group, L.P., which is in turn the managing member of WLR Recovery Associates IV LLC, which is the general partner of WLR Recovery Fund IV, L.P. Invesco Private Capital, Inc. is the managing member of Invesco WLR IV Associates LLC, which is in turn the general partner of WLR IV Parallel ESC, L.P. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have agreed to make investments for WLR IV Parallel ESC, L.P. on a pro rata basis in parallel with WLR Recovery Fund IV, L.P. Invesco WLR IV Associates LLC, Invesco Private Capital, Inc., WLR Recovery Associates IV LLC, WL Ross Group, L.P.,

  El Vedado LLC and Mr. Ross may be deemed to share voting and dispositive power over the shares of Class A Common Stock held by WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. Mr. Ross disclaims beneficial ownership over these shares of Class A Common Stock, except to the extent of his pecuniary interest therein. The address for WL Ross Group, L.P. is 1166 Avenue of the Americas, New York, New York 10036.

(13)
Consists of 50,000 shares of Class A Common Stock held by a trust of which Dr. Sugar is a co-trustee.

(14)
Includes 4,528 shares of Class A Common Stock underlying restricted stock units held directly by the director that vest within 60 days of March 12, 2012.

(15)
Includes 1,077,384 options to purchase Class A Common Stock held in the aggregate by the executive officers of the Company that are exercisable within 60 days of March 12, 2012, and 31,696 shares of Class A Common Stock underlying restricted stock units held in the aggregate by non-employee directors that vest within 60 days of March 12, 2012. Does not include shares of Class A Common Stock beneficially owned by Mr. Clarke, our former Chief Financial Officer.

Executive Compensation

Compensation Committee Report

        The compensation committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with the Company's management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Dr. Ronald Sugar, Chairman
John G. Danhakl
Antony P. Ressler

Compensation Discussion and Analysis

Compensation Program Overview and Objectives

        Our Company was launched in February 2010, and we completed our initial public offering in April 2011. Our executive compensation program is designed to address some of the unique challenges associated with being a young company that requires a small number of extraordinary and talented individuals with industry experience to manage and lead an asset-intensive business.

        The primary objective of our executive compensation program is to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice successful senior executives to work for a company with a limited operating history. This compensation program includes fixed compensation elements that are very competitive in the marketplace, combined with performance-based elements that are designed to reward our named executive officers (or "NEOs") for achieving results that derive value for our stockholders. In accordance with the rules of the SEC, our NEOs are Steven F. Udvar-Házy (our principal executive officer), John L. Plueger, Grant A. Levy and Jie Chen, the three other most highly compensated executive officers who were serving as executive officers at the end of 2011, and James C. Clarke (who served as our principal financial officer in 2011).

        On March 9, 2012, the Company announced that the Board of Directors had appointed Gregory B. Willis, the Company's then current Vice President, Finance, and Chief Accounting Officer, as its new Senior Vice President and Chief Financial Officer, effective March 8, 2012. Mr. Willis succeeded Mr. Clarke, who resigned as Senior Vice President and Chief Financial Officer of the Company, effective March 6, 2012, to pursue other interests. Mr. Clarke's resignation was not due to any disagreement with the Company on any matter relating to the Company's financial condition or financial reporting.

        This Compensation Discussion and Analysis should be read together with the compensation tables that follow, which disclose the compensation awarded to, earned by or paid to our NEOs with respect to 2011.

How We Determine Compensation

        Role of the Compensation Committee.    The compensation committee, which is currently composed of Dr. Sugar, who serves as Chairman of the committee, and Messrs. Danhakl and Ressler, oversees the design, administration and evaluation of our overall executive compensation program. The compensation committee also recommends to the independent directors of the Board of Directors the total compensation for our Chief Executive Officer and approves the total compensation for the other NEOs. Each member of the compensation committee must be an independent, non-employee director, as those terms are defined in SEC, NYSE and Internal Revenue Service rules. Among other things, the compensation committee will at least annually:

  •
  Review and adjust (or recommend adjustments to) each NEO's compensation in order to ensure an appropriate mix of cash and equity, and an appropriate balance of fixed and at-risk compensation, in light of, among other factors, each individual's particular role and responsibilities, personal motivations, stock ownership exposure and wealth accumulation.

  •
  Approve specific performance targets and individual goals for each NEO with respect to the at-risk portions of his compensation.

  •
  Consult with the compensation committee's independent consultant to help ensure that the total compensation paid to each NEO is appropriate in light of our compensation objectives, tax and accounting considerations and compensation best practices.

  •
  Design annual incentive awards with quantitative factors and qualitative milestones that further our overall business objectives, and approve award payouts based on performance actually achieved.

        Role of Management.    The compensation committee formulates its recommendation for the overall compensation of our Chairman and Chief Executive Officer without management participation. In addition, the committee determines the overall compensation of our President and Chief Operating Officer with input from our Chief Executive Officer. Finally, the committee determines the overall compensation of our other NEOs with input from our Chief Executive Officer and Chief Operating Officer. None of our NEOs is present when his compensation is discussed by the committee. Our management administers all compensation and benefits programs, subject to the oversight of the committee. This delegation to management is strictly limited to implementation of the programs, and does not include any discretion to make material decisions regarding the overall executive compensation program.

        Role of Independent Consultant.    The compensation committee has engaged Exequity as an independent consultant to provide advice with respect to compensation decisions for our executive officers. The independent consultant assists in evaluating our compensation objectives, obtaining market information, and designing various aspects of our compensation program. The independent consultant attends meetings of the committee by invitation, and committee members have direct access to the independent consultant without management involvement. The independent consultant will also consult with our senior executives as directed by the committee. The committee has the sole authority to hire and fire the independent consultant. In order to help ensure impartiality and objectivity, the committee requires that the independent consultant provide services only to the committee and not to management, absent specific committee approval. The committee has not approved the consultant's engagement in any separate work for our management or employees.

        Benchmarking.    In 2010 and 2011, we did not benchmark our compensation program against that of other companies as the initial compensation of our NEOs was primarily driven by the terms of their employment, which were established before we became a public company. Due to the unique nature of our start-up venture, comparisons to more established companies were not deemed appropriate. In addition, we operate in an industry with a small number of competitors, and few of them would be suitable for purposes of "peer group" comparisons. Most of our competitors are private or foreign companies or are captive subsidiaries of public companies.

        In 2012, we do expect to begin gathering compensation information about similarly sized U.S.-based employers, particularly those in the financial services industry. We intend to use that information to supplement the collective knowledge and experience of our Board of Directors, senior executives and independent compensation consultant. We do not, however, intend to make decisions primarily based on how our compensation practices compare to those of other companies. Our compensation decisions will continue to be guided by what we consider to be the amount and form of compensation that will best enable us to attract, motivate and retain the most talented executives and to focus them on the growth and long-term success of our business.

        Risk Management.    We believe that the best way to ensure our NEOs' and other employees' personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, far outweigh any cash compensation they earn as employees. In this regard, the interests of our NEOs and our stockholders are strongly aligned. Our NEOs as a group (excluding Mr. Clarke, who is no longer our principal financial officer) beneficially own 6.08% of our Class A Common Stock, and each NEO has made a meaningful personal investment in our stock.

        In addition, our executive compensation program has been designed to discourage executives from taking unnecessary risks that could threaten the long-term interests of our young company. As described in more detail below, a significant portion of our incentive-based compensation has been tied to an increase in our book value, and not to metrics that may encourage risk-taking behavior focused on short-term results. Similarly, we have mitigated potential risk by subjecting all of our equity-based awards to time-based vesting conditions and most of our restricted stock units ("RSUs") to performance-based vesting conditions. We have also capped our annual incentive opportunities.

        We also believe that our executives' significant equity ownership in our Company aligns their long-term interests with those of our stockholders. Our Board of Directors has adopted stock ownership guidelines for our executive officers at the level of Executive Vice President or higher. Our Chief Executive Officer is required to own Class A Common Stock equivalents with an aggregate market value equal to six times his annual rate of salary, our Chief Operating Officer is required to own Class A Common Stock equivalents with an aggregate market value equal to three times his annual rate of salary, and each of our other executive officers subject to these guidelines is required to own Class A Common Stock equivalents with an aggregate market value equal to at least his annual rate of salary. Class A Common Stock equivalents are shares of Class A Common Stock owned personally by an executive officer and shares of Class A Common Stock underlying unvested RSUs that are subject to time-vesting only. Each executive officer subject to these guidelines has five years from the time he becomes subject to the guidelines to achieve the required level of ownership. Each of our NEOs (other than Mr. Clarke, who is no longer our principal financial officer) is currently in compliance with the stock ownership guidelines.

        Employment Agreements.    Due to the importance of their services to, and their leadership of, our Company, we have entered into employment agreements with our Chairman and Chief Executive Officer, Mr. Udvar-Házy, and our President and Chief Operating Officer, Mr. Plueger, which are described below under Employment Agreements and Arrangements and Potential Payments Upon Termination or Change in Control. We have no current plans to enter into employment agreements with any of our other NEOs and have not entered into any other employment agreements.

Elements of the Executive Compensation Program

        Base Salary.    Base salary is the main "fixed" component of our executive compensation program, and it is aimed primarily at attracting and retaining the best possible executive talent. The relative levels of base salary for our NEOs are based on the particular responsibilities and expectations associated with each executive's position. The base salaries of Messrs. Udvar-Házy and Plueger are determined in accordance with their employment agreements, and the base salaries of the other NEOs are determined by the compensation committee, with the input of Messrs. Udvar-Házy and Plueger and taking into consideration the objectives and philosophies of our overall executive compensation program.

        In 2011, the salaries for Messrs. Udvar-Házy and Plueger were $1,800,000 and $1,500,000, respectively, consistent with their employment agreements. Mr. Levy's salary was increased from $700,000 to $750,000, reflecting discussions between the Company and Mr. Levy that occurred at or around the commencement of Mr. Levy's employment. Mr. Chen's salary was increased from $750,000 to $825,000, reflecting discretion by the compensation committee to increase his salary by up to 10% for satisfactory performance. Mr. Clarke's salary was increased in April 2011 from $240,000 to $270,000 and effective October 15, 2011 to $310,500 to reflect his position and responsibilities and comparable salaries of other Company executives.

        The 2012 salaries for Messrs. Udvar-Házy and Plueger will remain unchanged. The 2012 salaries for Messrs. Levy and Chen will be $765,000 and $841,500, respectively.

        Annual Incentives and Bonuses.    For 2011, the compensation committee developed performance-based guidelines for the payment of annual incentive awards to our NEOs. The guidelines provided for five categories of metrics, each comprising 20% of a NEO's target bonus: overall revenues, pre-tax operating margin, pre-tax return on net assets, the number of aircraft acquired and strategic goals. The strategic goals were composed of the successful raising of equity capital, capturing new strategic airline customers, progressing towards an investment grade credit rating and improving internal controls and processes. Each NEO had the opportunity to earn his target award based on Company performance, and then the committee had the discretion to apply an individual performance factor of between 0% and 120%.

        The weighted earned payout based on company performance for 2011 was 103.76%. A summary of these performance measures as well as the related fiscal 2011 results are as follows (dollars in millions):

Performance Measure	Fiscal 2011 Result	Interpolated Payout	Component Weighting	Weighted Payout
Overall Revenues	$337	104.21%	20.00%	20.84%
Pre-tax Operating Margin	24.60%	42.11%	20.00%	8.42%
Pre-tax Return on Net Assets	2.80%	60.00%	20.00%	12.00%
Number of Aircraft(1)	113	150.00%	20.00%	30.00%
Strategic Goals	162.50%	162.50%	20.00%	32.50%

(1)
The actual number of aircraft acquired in 2011 was 102, but included 11 more widebody aircraft than was contemplated in the original performance target. If the dollars associated with the incremental 11 widebody aircraft were converted into narrowbody equivalents, the number of aircraft acquired would total 113.

        Under his employment agreement, Mr. Udvar-Házy's target annual bonus amount is equal to 100% of his base salary actually paid, with a maximum bonus equal to 200% of his base salary actually paid. The amount of Mr. Udvar-Házy's annual bonus is determined on the basis of our attainment of objective financial performance metrics, or a combination of our attainment of such financial performance metrics and Mr. Udvar-Házy's attainment of individual objectives, in each case as determined and approved by the compensation committee.

        Mr. Plueger's target annual incentive award under his employment agreement is equal to 80% of his base salary actually paid, with a maximum of 120% of his base salary actually paid. Messrs. Levy, Chen and Clarke were eligible for annual incentive awards based on target opportunities of $750,000, $825,000 and $160,000, respectively, with a maximum bonus of 200% of target.

        After evaluating the Company's performance relative to the guidelines and taking into account individual contributions in 2011, our compensation committee awarded Messrs. Plueger, Levy and Chen annual performance bonuses in the amounts set forth below and our compensation committee recommended, and our Board of Directors approved, an annual performance bonus for Mr. Udvar-Házy in the amount set forth below. With respect to the individual performance factors for 2011, the committee determined that the annual performance bonuses for Messrs. Udvar-Házy and Plueger should be based solely on the results of the Company's performance. As such, no adjustment for individual factors were made to their annual performance bonuses. The committee determined it was appropriate to apply an individual performance factor of 110% and 105% to the annual performance bonuses payable to each of Messrs. Levy and Chen, respectively, for extraordinary individual efforts.

        The table below summarizes the decisions of our compensation committee with regard to the annual performance bonus amounts for each NEO for fiscal year 2011 other than Mr. Clarke, who forfeited his annual bonus in connection with his departure.

Name	Target Bonus	Consolidated Corporate Factor	Individual Factor	Actual Bonus
Mr. Udvar-Házy	$1,800,000	103.76%	100%	$1,867,680
Mr. Plueger	$1,200,000	103.76%	100%	$1,245,120
Mr. Levy	$750,000	103.76%	110%	$856,020
Mr. Chen	$825,000	103.76%	105%	$898,821

        In 2012, the committee will generally maintain the same five categories for the payment of performance bonuses, except that pre-tax return on net assets will be replaced with pre-tax return on equity, the number of aircraft acquired will be replaced with a dollar value of aircraft acquired, and there will be a different set of strategic goals.

        Long-Term Incentive Awards.    Consistent with our executive compensation objectives, the compensation committee believes that an important aspect of attracting and retaining exceptionally talented executives and aligning their interests with those of our stockholders is to provide equity-based incentive compensation. However, with the exception of the awards to Mr. Chen described below, none of our NEOs received any equity-based compensation in 2011. As part of the launch of our Company and in anticipation of our initial public offering, we made grants of RSUs and stock options in 2010 to our NEOs that were intended to cover 2011 as well, other than Mr. Chen, who received grants of RSUs and stock options in 2010 with the intent of further grants being made to him in conjunction with our initial public offering.

        In April 2011, we granted to Mr. Chen 150,000 RSUs and 150,000 options to purchase shares of our Class A Common Stock. Fifty percent of the 150,000 RSUs will vest on June 30, 2013, provided that our Company has attained at least 9.26% growth in book value per share over the book value as of June 30, 2010, and the remaining 50% of the 150,000 RSUs (and the first 50% of the 150,000 RSUs if unvested) will vest on June 30, 2014, or on any date thereafter up to and including June 30, 2015, provided that our Company has attained at least 13.63% growth in book value per share over the book value as of June 30, 2010. The 150,000 options granted in April 2011 have an exercise price of $28.80 per share and vest 33-1/3% on June 30, 2012 and 66-2/3% on June 30, 2013. Due to the higher exercise price of these options as compared with the corresponding options granted to the other NEOs in 2010, Mr. Chen was also granted in April 2011 an additional 45,833 RSUs that have no performance conditions but that are subject to the same time vesting as his 150,000 options granted on the same date.

        In July 2011, the compensation committee certified that, as of June 30, 2011, our Company attained at least 2% growth in book value per share over the book value as of June 30, 2010, as determined in accordance with GAAP. As a result, 25% of the RSUs granted to each of our NEOs (other than Mr. Chen) in August 2010 and 50% of the RSUs granted to Mr. Chen in August 2010 vested on June 30, 2011. At the time of Mr. Clarke's departure from the Company, one-third of his options and one-fourth of his RSUs had vested. As a result of his departure, Mr. Clarke's remaining options and RSUs were forfeited and he has three months from the date of his departure to exercise his vested options.

        In 2012, we have made long-term incentive awards to all of our NEOs as part of a more typical cycle. Our compensation committee established an overall value for each executive officer, and applied a mix of approximately 50% RSUs that vest based on attainment of book value goals (the "Book Value RSUs") and 50% RSUs that vest based on attainment of total stockholder return goals (the "TSR RSUs"). The compensation committee believes this mix creates a balanced incentive because the RSUs provide the executives the incentive to steadily increase the book value of the Company while seeking an overall increase in total shareholder return over a three-year period. All awards have been made under our Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan. All RSUs awarded in 2012 are denominated in share units, each of which is equivalent to one share of Class A Common Stock, and are subject to performance conditions and time vesting. The Book Value RSUs generally vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets, as determined in accordance with GAAP, as of December 31, 2012, 2013 and 2014. The per share book value targets are $21.81 in the first year, $22.66 in the second year and $23.30 in the third year. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

        The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of share units received at the end of the three-year performance period, which runs from January 1, 2012 through December 31, 2014, will depend on our ranking within the S&P 400 Mid-Cap Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Actual TSR Percentile Ranking	Applicable Percentage
85th or higher	200%
70th	150%
55th	100%
40th	50%
30th or below	0%

        Total stockholder return (TSR) is the change in price of a share of Class A Common Stock plus accumulated dividends over a specified period of time and is an indicator of management's achievement of long-term growth in stockholder value. Total stockholder return over a specified period of time to index companies' returns over the same period of time is an objective external measure of our Company's effectiveness in translating its results into stockholder returns.

        Below is a chart showing the number of shares of Class A Common Stock underlying each of the long-term incentive awards made to our NEOs on March 8, 2012:

	Number of Book Value RSUs	Target Number of TSR RSUs	Maximum Number of TSR RSUs
Mr. Udvar-Házy	54,000	54,000	108,000
Mr. Plueger	38,500	38,500	77,000
Mr. Levy	13,770	13,770	27,540
Mr. Chen	15,147	15,147	30,294

        IPO Bonuses.    Consistent with the philosophy of rewarding our executives for achieving specific business objectives, each of Messrs. Udvar-Házy, Plueger, Chen and Clarke were eligible for and received a cash bonus equal to 10% of his then current annual base salary ($180,000, $150,000, $82,500 and $24,000, respectively), and Mr. Levy was eligible for and received a cash bonus of $70,000, upon completion of our initial public offering in April 2011.

        Special Bonuses for Mr. Chen.    We regard Mr. Chen as playing a key role in the potential expansion of our business in the Asian market. In recognition of the importance of the Asian market to our business and his role relative to that market, the compensation committee approved Mr. Chen's eligibility for a cash signing bonus in the amount of $1.3 million, half of which vested and was paid on July 15, 2011, and the other half of which will vest and be payable on July 15, 2012, as well as a performance bonus of $80,000, which vested and was paid in July 2011, and additional performance bonuses of $250,000, $370,000 and $450,000, which will vest and be payable in July 2012, July 2013 and July 2014, subject to his continued employment and based upon the achievement of performance targets to be established by our Chief Executive Officer and approved by the compensation committee. Mr. Chen's performance target for the performance bonus paid in July 2011 required the lease placement of a specified number of aircraft in the Asian market. The specific performance target reflected a composite set of internal fleet development, revenue and profit targets. These performance targets are a key component of our long-term strategic plan for the Asian market and involve confidential trade secrets or confidential commercial or financial information, the disclosure of which would result in competitive harm to our Company. Fiscal year 2011 was the first year Mr. Chen was eligible for his additional performance bonus. The performance targets set in respect of this bonus were challenging but achievable. Mr. Chen satisfied the performance goals in full and was paid a special bonus of $80,000.

        Retention Bonuses.    Most of our NEOs are eligible for retention incentives that vest upon completion of three years' service with our Company and are forfeited if the executive's employment is terminated prior to vesting. The purpose of these bonuses is to promote stability among our leadership team during our critical start-up period. Each of Messrs. Udvar-Házy, Plueger and Chen is eligible for a retention bonus equal to 10% of his then current base salary. Mr. Levy is eligible for a retention bonus equal to $85,000. These bonuses were awarded in 2010. We did not award any additional retention bonuses in 2011.

        Amended and Restated Deferred Bonus Plan.    The purpose of our Amended and Restated Deferred Bonus Plan is to provide retention incentives that are time-vested and based on amounts already earned, thereby providing a balance against our retention incentives that are tied to uncertain, future performance. Under the plan, our employees have an opportunity to receive a cash bonus in an amount equal to a percentage of the aggregate amount of base salary and cash bonus compensation paid with respect to a particular year. The deferred bonus will generally vest upon the second anniversary of the end of the year with respect to which the award was made, provided that the employee is still employed by us on a full-time basis on that date, and will be paid as soon as practicable thereafter. Once vested, the deferred bonus is not subject to reduction by our compensation committee. Messrs. Udvar-Házy and Plueger are each eligible to participate in our Amended and Restated Deferred Bonus Plan, and in accordance with their employment agreements, will receive a bonus equal to 9.0% of the aggregate amount of his base salary and annual bonus compensation or other short-term or special bonuses paid with respect to a particular calendar year. Bonuses for our other NEOs and employees will be determined annually by the Chairman and Chief Executive Officer and the President and Chief Operating Officer as administrators under the plan, in accordance with the terms of the plan and a schedule approved by the compensation committee or Board of Directors. Awards to the Chairman and Chief Executive Officer and the President and Chief Operating Officer are administered by our compensation committee or Board of Directors. In accordance with their employment agreements, Messrs. Udvar-Házy and Plueger each received a deferred bonus of 9.0% with respect to

2011, while Messrs. Levy and Chen each received deferred bonuses of 8.5% with respect to 2011. Mr. Clarke did not receive a deferred bonus award with respect to 2011. Mr. Clarke forfeited his deferred bonus award with respect to 2010 as a result of his departure from the Company.

        Retirement Programs.    We maintain a 401(k) savings plan for our employees and, under the terms of the plan, will make matching contributions in amounts equal to 116% of up to 6% of the contributions made by each of Messrs. Udvar-Házy, Plueger, Levy and Chen. In addition, Mr. Clarke was eligible for matching contributions in amounts equal to 33-1/3% of up to 6% of the contributions made by him.

        Benefits and Perquisites.    Our NEOs generally receive the same healthcare benefits as our other employees. Mr. Udvar-Házy has additional benefits under his employment agreement, including our payment of premiums for a $5.0 million term life insurance policy payable to his beneficiaries. Similarly, we pay Mr. Plueger's premiums for a $2.0 million term life insurance policy payable to his beneficiaries. In addition, we pay the premiums for Messrs. Udvar-Házy, Plueger, Levy, and Chen, and previously paid premiums for Mr. Clarke, under our group term life insurance program, in which all of our employees participate.

        Policy Regarding Personal Use of Company Aircraft.    Our Company's travel policy requires Messrs. Udvar-Házy and Plueger to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel. Our Company requires Messrs. Udvar-Házy and Plueger to reimburse our Company for the incremental cost arising from their personal use of Company aircraft in excess of $100,000 per year. The calculation of incremental cost for personal use of Company aircraft is based on the variable cost to the Company of operating the aircraft. This calculation does not include fixed costs that would have been incurred regardless of whether there was any personal use of the aircraft. The incremental cost of Mr. Udvar-Házy's personal use of Company aircraft in 2011 was approximately $8,900.

Severance and Change in Control Provisions

        Messrs. Udvar-Házy and Plueger are each entitled to certain payments and benefits if his employment is terminated under certain circumstances, as set forth in their employment agreements. The details of these provisions are discussed in the section titled Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control. The compensation committee believes that providing our senior executive officers with income protection in the event of an involuntary termination is appropriate as it is an important aspect of attracting highly talented executives, avoids costly and potentially protracted separation negotiations and mitigates the risks our executives face in leaving their positions to join our Company. Each of Messrs. Udvar-Házy and Plueger is subject to noncompetition and nonsolicitation restrictions while employed by us and nonsolicitation restrictions for one year following his termination. Each of them is also subject to an ongoing confidentiality obligation.

        On February 15, 2011, our compensation committee reviewed and approved non-binding guidelines concerning severance and other benefits in the event of an involuntary termination of employment, or a termination without cause or for good reason following a change in control of our Company. The details of these guidelines are discussed in the section titled —Non-Binding Severance Guidelines.

        In addition, under the terms of the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan, all outstanding options shall become fully exercisable and vested upon the occurrence of a change in control, as defined under the plan, and our compensation committee may determine the level of achievement with respect to any performance-based RSUs through the date of the change in control.

Tax Considerations

        Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a federal income tax deduction for public companies for compensation in excess of $1.0 million paid for any fiscal year to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) unless the compensation qualifies as performance-based. Because we are a newly public company, however, compensation paid under the plans and agreements described in the filings for our initial public offering will generally be exempt from the application of Section 162(m) for the period ending with the first meeting of stockholders to elect directors after the close of the third calendar year following the year in which we contemplated our initial public offering. To the extent Section 162(m) does apply to any compensation paid by our Company, depending on the relevant circumstances at the time, the compensation committee may determine to award compensation that may not be deductible. In making this determination, the compensation committee balances the purposes and needs of our executive compensation program against potential tax cost and the impact that non-deductibility may have on our reported earnings.

        Section 409A of the Code imposes an excise tax on the recipient of certain non-qualified deferred compensation. The compensation committee attempts to structure all executive compensation to comply with, or be exempt from, Section 409A.

 Executive Compensation Tables

Summary Compensation Table

        The following table summarizes compensation paid to or earned by our NEOs during the fiscal years ended December 31, 2010 and 2011.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards* ($)(2)	Option awards* ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other compensation ($)(4)	Total ($)
Steven F. Udvar-Házy	2011	$1,800,000	$180,000	$—	$—	$1,867,680	$77,209	$3,976,578
Chairman and Chief	2010	$1,622,727	$2,300,000	$35,008,520	$18,807,128	$—	$29,682	$57,768,057
Executive Officer
John L. Plueger	2011	$1,500,000	$150,000	$—	$—	$1,245,120	$37,208	$2,944,016
President and Chief	2010	$1,125,000	$1,250,000	$14,208,620	$7,600,283	$—	$5,861	$24,189,764
Operating Officer
Grant A. Levy	2011	$743,750	$70,000	$—	$—	$856,020	$24,590	$1,699,810
Executive Vice President,	2010	$506,439	$700,000	$3,000,000	$1,236,530	$—	$3,262	$5,446,231
General Counsel and Secretary
Jie Chen	2011	$815,625	$732,500	$5,639,990	$2,148,403	$978,821	$24,590	$10,345,379
Executive Vice President	2010	$343,750	$750,000	$3,000,000	$1,116,204	$—	$1,817	$5,211,771
and Managing Director of Asia
James C. Clarke(5)	2011	$268,937	$24,000	$—	$—	$—	$20,027	$312,964
Former Senior Vice	2010	$149,352	$120,000	$300,000	$123,653	$—	$62,563	$755,568
President and Chief Financial Officer

*	Stock awards consist of RSUs relating to shares of our Class A Common Stock. Option awards are options to purchase our Class A Common Stock.
(1)	Bonus: The amount set forth for each of Messrs. Udvar-Házy, Plueger, Levy and Clarke for 2011 represents his IPO bonus and the amount set forth for Mr. Chen for 2011 represents $82,500 for his IPO bonus and $650,000 for the first half of his signing bonus, each described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—IPO Bonuses and Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Special Bonuses for Mr. Chen. The amount set forth for Mr. Udvar-Házy for 2010 represents his annual bonus for 2010 and a $500,000 success bonus. All other amounts for 2010 represent annual bonuses for that year.
(2)	Stock Awards and Option Awards: These amounts represent the aggregate grant date fair value of awards of RSUs and options to purchase shares of our Class A Common Stock granted to our NEOs, computed in accordance with GAAP. Assumptions used in the calculations of these amounts for 2011, which do not correspond to the actual value that may be realized by the NEO, are included in Note 8 "Stock Based Compensation" to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2012.
(3)	Non-Equity Incentive Plan Compensation. The amount set forth for each of Messrs. Udvar-Házy, Plueger and Levy represents his annual incentive award for 2011, and the amount set forth for Mr. Chen represents $898,821 for his annual incentive award and $80,000 for his special performance bonus, each described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Annual Incentives and Bonuses and Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Special Bonuses for Mr. Chen.
(4)	Premium Payments: In 2011, we paid premiums on term life insurance policies for Messrs. Udvar-Házy, Plueger, Levy, Chen and Clarke, in the aggregate amounts of $42,725, $11,688, $5,450, $5,450, and $5,027, respectively. In 2010, we paid premiums on term life insurance policies for Messrs. Udvar-Házy, Plueger, Levy, Chen and Clarke, in the aggregate amounts of $29,682, $5,861, $3,262, $1,817, and $2,563, respectively.
Relocation Assistance: In connection with Mr. Clarke's hiring and relocation from Connecticut to Los Angeles, California, we paid Mr. Clarke an allowance of $60,000 for certain relocation and transitional costs in 2010. Mr. Clarke was paid an additional allowance of $15,000 for additional relocation costs incurred in 2011.
401(k) Employer Matching Contributions: In 2011, we made matching contributions to a 401(k) savings plan that we maintain for our employees of $25,520, $25,520, $19,140, and $19,140 for Messrs. Udvar-Házy, Plueger, Levy and Chen, respectively, in accordance with our policy described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Retirement Programs.
Personal Aircraft Usage: The remaining amount for Mr. Udvar-Házy for 2011 represents his personal use of Company aircraft, as described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Policy Regarding Personal Use of Company Aircraft.
(5)	Gregory B. Willis succeeded Mr. Clarke as Chief Financial Officer in March 2012 following Mr. Clarke's departure from the Company.

Grants of Plan-Based Awards

        The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2011.

			Estimated future payouts under Non-equity incentive plan awards			Estimated future payouts under Equity incentive plan awards						Grant date fair value of stock and option awards(3)
									All Other Stock Awards: Number of Shares of Stock or Units (#))	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(2)
Name	Grant date(s)(1)	Type of award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Udvar-Házy	—	Annual Bonus	$—	$1,800,000	$3,600,000	—	—	—	—	—	$—	$—
Mr. Plueger	—	Annual Bonus	$—	$1,200,000	$1,800,000	—	—	—	—	—	$—	$—
Mr. Levy	—	Annual Bonus	$—	$750,000	$1,500,000	—	—	—	—	—	$—	$—
Mr. Chen	—	Annual Bonus	$—	$825,000	$1,650,000	—	—	—	—	—	$—	$—
	—	Special Bonus	$—	$80,000	$80,000	—	—	—	—	—	$—	$—
	04/25/2011	RSU	$—	$—	—	—	—	—	45,833	—	$—	$1,319,991
	04/25/2011	Option	$—	$—	—	—	—	—	—	150,000	$28.80	$2,148,403
	04/25/2011	RSU	$—	$—	—	—	150,000	150,000	—	—	$—	$4,320,000
Mr. Clarke	—	Annual Bonus	$—	$160,000	$320,000	—	—	—	—	—	$—	$—

(1)
Grant Date:    The grant date for the RSU award is the effective date of grant approved by the compensation committee of our Board of Directors.

(2)
Exercise or Base Price of Option Awards:    The exercise price for each award is equal to the fair market value of our Class A Common Stock as of the date of grant, as determined by our Board of Directors and our compensation committee.

(3)
Grant date fair value of stock and option awards:    The grant date fair value for each award is computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEOs, are included in Note 8 "Stock Based Compensation" to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2012.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning option awards and stock awards for our NEOs outstanding as of the end of the fiscal year ended December 31, 2011.

		Option awards*				Stock awards*
Name	Grant date	Number of securities underlying unexercised options (#)(1) Exercisable	Number of securities underlying unexercised unearned options (#)(1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(3)
Mr. Udvar-Házy	6/4/2010	583,334	1,166,666	$20.00	6/4/2020	—	$—	—	$—
	6/4/2010	—	—	$—	—	—	$—	1,312,500	$31,119,375
	8/11/2010	450	902	$20.00	8/11/2020	—	$—	—	$—
	8/11/2010	—	—	$—	—	—	$—	320	$7,587
Mr. Plueger	6/4/2010	233,333	466,667	$20.00	6/4/2020	—	$—	—	$—
	6/4/2010	—	—	$—	—	—	$—	525,000	$12,447,750
	8/11/2010	3,602	7,204	$20.00	8/11/2020	—	$—	—	$—
	8/11/2010	—	—	$—	—	—	$—	7,824	$185,507
Mr. Levy	7/14/2010	50,000	100,000	$20.00	7/14/2020	—	$—	—	$—
	7/14/2010	—	—	$—	—	—	$—	112,500	$2,667,375
Mr. Chen	8/11/2010	100,000	50,000	$20.00	8/11/2020	—	$—	—	$—
	8/11/2010	—	—	$—	—	—	$—	75,000	$1,778,250
	4/25/2011	—	—	$—	—	—	$—	150,000	$3,556,500
	4/25/2011	—	150,000	$28.80	4/25/2021	—	$—	—	$—
	4/25/2011	—	—	$—	—	45,833	$1,086,700	—	$—
Mr. Clarke	7/14/2010	5,000	10,000	$20.00	7/14/2020	—	$—	—	$—
	7/14/2010	—	—	$—	—	—	$—	11,250	$266,738

*
Shares underlying the Option Awards and Stock Awards are shares of Class A Common Stock.

(1)
Option Awards under our Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan generally vest in equal installments over a three-year period. The options granted to Messrs. Udvar-Házy and Plueger on June 4, 2010 vest in equal installments on each of June 4, 2011, June 4, 2012 and June 4, 2013. All of the options granted to Mr. Levy and the options granted to Messrs. Udvar-Házy and Plueger on August 11, 2010 vest in equal installments on June 30, 2011, June 30, 2012 and June 30, 2013. One tranche of the options granted to Mr. Clarke vested on June 30, 2011 and the remaining options were forfeited upon his departure from the Company. In addition, as a result of his departure, Mr. Clarke has three months from the date of his departure to exercise his vested options. The options granted to Mr. Chen on August 11, 2010 vest 66-2/3% on June 30, 2011 and 33-1/3% on June 30, 2012, and the options granted to Mr. Chen on April 25, 2011 vest 33-1/3% on June 30, 2012 and 66-2/3% on June 30, 2013.

(2)
The RSUs granted to Messrs. Udvar-Házy, Plueger, Levy and Clarke vest in cumulative installments as follows:

•
The first tranche of 25% vested on June 30, 2011 as a result of our Company attaining at least 2% growth in book value per share over the book value as of June 30, 2010, as determined in accordance with GAAP;

•
The second tranche of 25% will vest on June 30, 2012, provided that our Company has attained at least 5.06% growth in book value per share over the book value as of June 30, 2010;

•
The third tranche of 25% will vest, and any unvested portion of the second tranche will vest, on June 30, 2013, provided that our Company has attained at least 9.26% growth in book value per share over the book value as of June 30, 2010; and

•
The fourth tranche of 25% will vest, and any unvested portion of the second and third tranches will vest, on June 30, 2014, or on any date thereafter up to and including June 30, 2015, provided that our Company has attained at least 13.63% growth in book value per share over the book value as of June 30, 2010.

•
The first tranche of RSUs granted to Mr. Clarke vested on June 30, 2011 as described above and the remainder of his RSUs were forfeited upon his departure from the Company.

  The 150,000 RSUs granted to Mr. Chen on August 11, 2010 vest as follows:

  •
  The first tranche of 50% vested on June 30, 2011 as a result of our Company attaining at least 2% growth in book value per share over the book value as of June 30, 2010, as determined in accordance with GAAP;

  •
  The second tranche of 50% will vest on June 30, 2012, provided that our Company has attained at least 5.06% growth in book value per share over the book value as of June 30, 2010;

  •
  Any unvested portion of the second tranche will vest on June 30, 2013, provided that our Company has attained at least 9.26% growth in book value per share over book value as of June 30, 2010; and

  •
  Any unvested portion of the second tranche will vest on June 30, 2014, or any date thereafter up to and including June 30, 2015, provided that our Company has attained at least 13.63% growth in book value per share over the book value as of June 30, 2010.

  The 150,000 RSUs granted to Mr. Chen on April 25, 2011 vest as follows:

  •
  The first tranche of 50% will vest on June 30, 2013 as a result of our Company attaining at least 9.26% growth in book value per share over the book value as of June 30, 2010, as determined in accordance with GAAP; and

  •
  The second tranche of 50% will vest, and any unvested portion of the first tranche will vest, on June 30, 2014, or on any date thereafter up to and including June 30, 2015, provided that our Company has attained at least 13.63% growth in book value per share over the book value as of June 30, 2010.

  The 45,833 RSUs granted to Mr. Chen on April 25, 2011 vest 33-1/3% on June 30, 2012 and 66-2/3% on June 30, 2013.

(3)
The market value shown is based on the closing price of our Class A Common Stock as of December 30, 2011, which was $23.71 per share.

Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised and RSUs vested for our NEOs during the fiscal year ended December 31, 2011.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Mr. Udvar-Házy	—	$—	437,606	$10,629,450
Mr. Plueger	—	$—	177,607	$4,314,074
Mr. Levy	—	$—	37,500	$910,875
Mr. Chen	—	$—	75,000	$1,821,750
Mr. Clarke	—	$—	3,750	$91,087

(1)
The amount represents the product of the number of shares vested and the closing price of our Class A Common Stock on the New York Stock Exchange on the vesting date.

Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control

        The discussion below summarizes the terms of employment for our NEOs. As described in the discussion and tables below, Messrs. Udvar-Házy's and Plueger's employment agreements and certain of our employee benefits plans, including our Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan and our NEOs' award agreements under the plan, provide for payments and other benefits to our NEOs if their employment with us is terminated under certain circumstances or if we experience a change in control. In addition, our NEOs (other than Messrs. Udvar-Házy and Plueger) may be entitled to benefits under our non-binding severance guidelines.

Employment Agreements and Arrangements

        Employment Agreement with Mr. Udvar-Házy.    The employment agreement between our Company and Mr. Udvar-Házy is effective as of February 5, 2010 and was amended as of August 11, 2010. The agreement has a term through June 30, 2013. Mr. Udvar-Házy's base salary is $1.8 million, subject to potential annual increases at the discretion of our compensation committee. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program, he is eligible for annual and other bonuses, has additional benefits (including our payment of premiums for a $5.0 million term life insurance policy payable to his beneficiaries and employer matching contributions for our 401(k) savings plan), and was entitled to certain equity awards. Mr. Udvar-Házy is subject to noncompetition and nonsolicitation restrictions while employed by us and nonsolicitation restrictions for one year following a termination of his employment. He is also subject to an ongoing confidentiality obligation.

        If Mr. Udvar-Házy's employment is terminated by us without cause or by him for good reason, as defined in his employment agreement, he will be entitled to receive: (i) accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment, (ii) a prorated annual bonus and accelerated vesting and payment of a deferred bonus under our Amended and Restated Deferred Bonus Plan, with respect to the calendar year in which such termination occurs, (iii) salary continuation, continued payment of the target annual bonus amount, continued health coverage, and continued payment by us of the premiums for his term life insurance policy, until the later of June 30, 2013 and the second anniversary of the date of such termination, and (iv) accelerated vesting and payment of any unpaid deferred bonuses under our Amended and Restated Deferred Bonus Plan attributable to years prior to the year of such termination. In addition, upon such a termination, Mr. Udvar-Házy's options shall fully vest and the time-vesting of his RSUs shall accelerate in full. However, the RSUs would remain subject to any performance-based vesting conditions to the extent not achieved prior to such termination, and, for this purpose, would remain outstanding until the end of the applicable performance period. The amounts and benefits described in clauses (ii), (iii) and (iv) of this paragraph will be subject to Mr. Udvar-Házy's execution of a release of claims against our Company and certain related parties, and the amounts and benefits described in clauses (iii) and (iv) will be subject to his compliance with his confidentiality and nonsolicitation covenants.

        If Mr. Udvar-Házy's employment is terminated due to disability or death, he, his estate or his beneficiaries will be entitled to receive the compensation described in clauses (i), (ii) and (iv) of the preceding paragraph. In addition, upon such a termination, Mr. Udvar-Házy's options shall fully vest and the time-vesting of his RSUs shall accelerate in full. However, the RSUs would remain subject to any performance-based vesting conditions to the extent not achieved prior to such termination, and, for this purpose, would remain outstanding until the end of the applicable performance period.

        If Mr. Udvar-Házy's employment is terminated for cause, or he terminates his employment without good reason, he will receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment. Any options or RSUs not vested as of the date of termination will be forfeited.

        Mr. Udvar-Házy will have no obligation to mitigate damages in the event of a termination of his employment, and no payments under his employment agreement will be subject to offset in the event that he does mitigate.

        Employment Agreement with Mr. Plueger.    The employment agreement between our Company and Mr. Plueger was effective as of March 29, 2010 and was amended as of August 11, 2010. The agreement has a term through June 30, 2013. Mr. Plueger's base salary is $1.5 million, subject to potential annual increases at the discretion of our compensation committee. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program, he is eligible for annual and other bonuses, has additional benefits (including our payment of premiums for a $2.0 million term life insurance policy payable to his beneficiaries and employer matching contributions for our 401(k) savings plan), and was entitled to certain equity awards. Mr. Plueger is subject to noncompetition and nonsolicitation restrictions while employed by us and nonsolicitation restrictions for one year following a termination of his employment. He is also subject to an ongoing confidentiality obligation. The terms of Mr. Plueger's employment agreement relating to a termination of his employment are substantially similar to the terms of the employment agreement with Mr. Udvar-Házy described above.

        "Cause" is generally defined in each of Messrs. Udvar-Házy's and Plueger's employment agreements as (i) conviction of, or a plea of guilty or nolo contendere to, a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving our Company; (ii) engagement during the performance of his duties, or otherwise to the detriment of our Company, in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement; (iii) repeated failure to adhere to the directions of the Board of Directors, to adhere to our Company's policies and practices or to devote substantially all of his business time and efforts to our Company; (iv) willful failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his disability); (v) breach of any of the confidentiality, noncompetition, and nonsolicitation covenants in his employment agreement; and (vi) breach in any material respect of the terms and provisions of his employment agreement. Each of Messrs. Udvar-Házy's and Plueger's employment agreements provides him with notice and a 30-day cure period in the event of a termination of his employment pursuant to clause (iii), (iv), (v) or (vi), and if cured, the event or condition at issue will not constitute "cause." "Good reason" under each employment agreement includes the material reduction of the executive's authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company, a reduction in his annual salary, or the relocation of his office more than 35 miles from the principal offices of our Company. The executive must provide us with notice and a 30-day cure period, and if cured, the event or condition at issue will not constitute "good reason."

        Employment Terms for Mr. Levy.    Mr. Levy's base salary for 2010 was $700,000, and was increased to $750,000 for 2011 by our compensation committee, consistent with prior discussions between the Company and Mr. Levy that occurred at or around the commencement of Mr. Levy's employment. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program, Mr. Levy's 2012 base salary is $765,000, and he is eligible for annual and other bonuses, as well certain benefits.

        Employment Terms for Mr. Chen.    Mr. Chen's base salary for 2010 was $750,000, subject to a 10% increase for 2011 and, in the discretion of our compensation committee, potential annual increases of up to 10% thereafter for satisfactory performance. Our compensation committee increased Mr. Chen's base salary by 10% to $825,000 for 2011, in accordance with the previously scheduled increase in his base salary. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program, Mr. Chen's 2012 base salary is $841,500, and he is eligible for annual and other bonuses, as well as certain benefits.

        Employment Terms for Mr. Clarke.    Mr. Clarke's base salary was at an annual rate of $210,000 from April 16, 2010 through October 16, 2010, $240,000 from October 17, 2010 through April 16, 2011, $270,000 from April 17, 2011 through October 14, 2011, and $310,500 from October 15, 2011 through the end of 2011. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program, Mr. Clarke was also eligible for other bonuses and certain benefits. We also provided Mr. Clarke with an allowance of $60,000 in 2010 and $15,000 in 2011 in connection with his relocation to Los Angeles, California.

        Employment Termination and Change in Control Provisions under Named Executive Officers' Equity Award Agreements.    Under the terms of their equity award agreements, each of Messrs. Levy and Chen will forfeit any unvested RSUs if his employment with our Company is terminated for any reason. Each will forfeit all of his options if his employment is terminated for cause, as defined under our Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan. In the event of a termination due to death or disability (as defined under our plan), each of Messrs. Levy's and Chen's options will vest in full. In the event of a termination for any reason other than death, disability or cause, each NEO will forfeit any unvested options. As a result of his departure from the Company, all of Mr. Clarke's unvested RSUs and options were forfeited and he has three months from the date of his departure to exercise his vested options. Under the terms of our Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan and except as otherwise provided by our compensation committee, all outstanding options shall become fully exercisable and vested, and all time-vesting RSUs shall vest, upon the occurrence of a change in control, as defined under the plan. With respect to performance-based RSUs, our compensation committee may exercise its discretion to provide that all incomplete performance periods in effect on the date of the change in control shall end on such date, determine the extent to which performance goals with respect to each such performance period have been met, and cause to be paid to each NEO partial or full awards with respect to performance goals for each such performance period, based on the committee's determination of the degree of attainment of such goals.

        Employment Termination Provisions for Named Executive Officers' Deferred Bonus Awards.    Pursuant to the terms of his award agreement, the vesting of the deferred bonus granted to each of Messrs. Levy and Chen under our Amended and Restated Deferred Bonus Plan will accelerate, and payment will be made as soon as practicable thereafter, if his employment terminates due to death or disability. Mr. Clarke did not receive a deferred bonus award with respect to 2011. Mr. Clarke forfeited his deferred bonus award with respect to 2010 as a result of his departure from the Company. The vesting of deferred bonuses granted to Messrs. Udvar-Házy and Plueger will accelerate, and such bonuses will be paid, upon certain terminations of their employment, as described above in —Employment Agreement with Mr. Udvar-Házy and —Employment Agreement with Mr. Plueger.

        Non-Binding Severance Guidelines.    On February 15, 2011, our compensation committee reviewed and approved non-binding guidelines concerning severance and other benefits in the event of an involuntary termination of employment, or a termination without cause or for good reason following a change in control of our Company. The guidelines cover officers at the level of Vice President and higher other than Messrs. Udvar-Házy and Plueger, and address potential cash severance, accelerated vesting and payment of certain bonuses, and other potential benefits that may be granted in the committee's discretion. The guidelines suggest as severance a multiple of an eligible officer's base salary and target bonus in the case of a termination of employment without cause or for good reason within 24 months following a change in control, and a multiple of an eligible officer's base salary and the average of the officer's three most recent annual bonuses in the case of a termination of employment without cause other than following a change in control. For Executive Vice Presidents, these multiples are 2x and 1x, respectively, while for Senior Vice Presidents and Vice Presidents, these multiples are 1x and 0.5x, respectively. In addition, with respect to a termination without cause or for good reason following a change in control, the guidelines indicate that an officer would be eligible for payment of a prorated annual target bonus, acceleration and payment in full of his initial three-year retention bonus, and acceleration and payment in full of his bonus under the Amended and Restated Deferred Bonus Plan. With respect to a termination without cause other than following a change in control, an officer would forfeit his annual bonus and deferred bonus, but the guidelines suggest that an officer may receive a prorated payout of his initial three-year retention bonus.

        Mr. Clarke's Resignation.    At the time of Mr. Clarke's departure from the Company, one-third of his options and one-fourth of his RSUs had vested. As a result of his departure, Mr. Clarke's remaining options and RSUs were forfeited and he has three months from the date of his departure to exercise his vested options. In addition, Mr. Clarke forfeited his annual bonus in respect of 2011 and his deferred bonus award with respect to 2010 as a result of his departure from the Company. On March 26, 2012, the Company and Mr. Clarke entered into a Settlement Agreement and General Release. In exchange for a standard release of claims and subject to Mr. Clarke's not revoking the release, he will be entitled to a lump sum payment of $160,000.

Potential Payments upon Termination or Change in Control

        The following tables describe and quantify payments and benefits to which our NEOs would have been entitled under various employment termination and change-in-control scenarios, assuming they occurred on December 31, 2011. For purposes of the tables below, we have assumed that Messrs. Levy, Chen and Clarke would have been paid the benefits under the non-binding severance guidelines. Certain of the amounts identified below are only estimates. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

        Regardless of the termination scenario, each of our NEOs will receive earned but unpaid base salary through the date of termination of his employment.

Post-employment and change in control payments—Mr. Udvar-Házy

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause		Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$1,800,000	(a)	$9,000,000	(b)	$1,800,000	(a)	$—		$9,000,000	(b)
Amended and restated deferred bonus plan	$—		$693,245	(c)	$693,245	(c)	$—		$693,245	(c)
Acceleration of equity awards
RSUs	$—		$31,126,962	(d)	$31,126,962	(d)	$31,126,962	(e)	$31,126,962	(e)
Options	$—		$4,331,677	(f)	$4,331,677	(f)	$4,331,677	(f)	$4,331,677	(f)
Benefits and perquisites
Term life insurance	$—		$85,451	(g)	$—	(h)	$—		$85,451	(g)
Benefits	$—		$119,059	(i)	$—		$—		$119,059	(i)
Total	$1,800,000		$45,356,394		$37,951,884		$35,458,639		$45,356,394

(a)
Represents the amount of Mr. Udvar-Házy's target annual bonus for 2011.

(b)
Represents the aggregate of Mr. Udvar-Házy's target annual bonus for 2011, salary continuation at an annual rate of $1.8 million through December 31, 2013, and payment in 2012 and 2013 of amounts equal to the target annual bonus.

(c)
Represents the deferred bonus in respect of 2010 and 9.0% of the sum of Mr. Udvar-Házy's actual salary paid, target bonus and IPO bonus paid in respect of 2011.

(d)
Assumes that the performance conditions for RSUs have been met in the event that an involuntary termination without cause or for good reason or a termination due to death or disability occurs on December 31, 2011 and shall be paid out according to the schedule had Mr. Udvar-Házy continued employment.

(e)
Assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2011.

(f)
Represents the difference between the per share exercise price and the fair market value of the Class A Common Stock on December 30, 2011 for the unvested options granted in 2010.

(g)
Represents the premium payments on the group term and supplementary life insurance policies for Mr. Udvar-Házy that the Company would continue to pay.

(h)
The total amount payable under the group term and supplementary life insurance policies for Mr. Udvar-Házy is $5.3 million.

(i)
Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2011.

Post-employment and change in control payments—Mr. Plueger

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause		Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$1,200,000	(a)	$6,600,000	(b)	$1,200,000	(a)	$—		$6,600,000	(b)
Amended and restated deferred bonus plan	$—		$470,250	(c)	$470,250	(c)	$—		$470,250	(c)
Acceleration of equity awards
RSUs	$—		$12,633,257	(d)	$12,633,257	(d)	$12,633,257	(e)	$12,633,257	(e)
Options	$—		$1,758,061	(f)	$1,758,061	(f)	$1,758,061	(f)	$1,758,061	(f)
Benefits and perquisites
Term life insurance	$—		$23,377	(g)	$—	(h)	$—		$23,377	(g)
Benefits	$—		$72,355	(i)	$—		$—		$72,355	(i)
Total	$1,200,000		$21,557,300		$16,061,568		$14,391,318		$21,557,300

(a)
Represents the amount of Mr. Plueger's target annual bonus for 2011.

(b)
Represents the aggregate of Mr. Plueger's target annual bonus for 2011, salary continuation at an annual rate of $1.5 million through December 31, 2013, and payment in 2012 and 2013 of amounts equal to the target annual bonus.

(c)
Represents the deferred bonus in respect of 2010 and 9.0% of the sum of Mr. Plueger's actual salary paid, target bonus and IPO bonus paid in respect of 2011.

(d)
Assumes that the performance conditions for RSUs have been met in the event that an involuntary termination without cause or for good reason or a termination due to death or disability occurs on December 31, 2011 and shall be paid out according to the schedule had Mr. Plueger continued employment.

(e)
Assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2011.

(f)
Represents the difference between the per share exercise price and the fair market value of the Class A Common Stock on December 30, 2011 for the unvested options granted in 2010.

(g)
Represents the premium payments on the group term and supplementary life insurance policies for Mr. Plueger that the Company would continue to pay.

(h)
The total amount payable under the group term and supplementary life insurance policies for Mr. Plueger is $2.3 million.

(i)
Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2011.

Post-employment and change in control payments—Mr. Levy

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause or for good reason within twenty-four months following a change in control.
Compensation severance	$—	$1,492,974	(a)	$—		$—		$3,835,000	(b)
Amended and restated deferred bonus plan	$—	$—		$102,547	(c)	$—		$102,547	(c)
Acceleration of vesting of equity awards
RSUs	$—	$—		$—		$2,667,375	(d)	$2,667,375	(d)
Options	$—	$—		$371,000	(e)	$371,000	(e)	$371,000	(e)
Benefits and perquisites
Term life insurance	$—	$—		$—	(f)	$—		$—
Benefits	$—	$10,945	(g)	$—		$—		$21,890	(g)
Outplacement	$—	$—		$—		$—		$25,000
Total	$—	$1,503,919		$473,547		$3,038,375		$7,022,812

(a)
Represents the aggregate of the pro rata portion of the retention bonus, salary for 2012, and average of paid bonuses over the most recent three bonus payments.

(b)
Represents the aggregate of Mr. Levy's target annual bonus for 2011, retention bonus, annual salary for 2012 and 2013, and target annual bonuses for 2012 and 2013.

(c)
Represents the deferred bonus in respect of 2010.

(d)
Assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2011.

(e)
Represents the difference between the per share exercise price and the fair market value of the Class A Common Stock on December 30, 2011 for the unvested options granted in 2010.

(f)
The total amount payable under the group term life insurance policy for Mr. Levy is $300,000.

(g)
Represents the lump sum COBRA cost for continued health, dental and vision insurance coverage, based on rates as of December 31, 2011.

Post-employment and change in control payments—Mr. Chen

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause or for good reason within twenty-four months following a change in control.
Compensation severance	$—	$1,615,121	(a)	$—		$—		$4,207,500	(b)
Amended and restated deferred bonus plan	$—	$—		$92,969	(c)	$—		$92,969	(c)
Acceleration of vesting of equity awards
RSUs	$—	$—		$—		$6,421,450	(d)	$6,421,450	(d)
Options	$—	$—		$185,500	(e)	$185,500	(e)	$185,500	(e)
Benefits and perquisites
Term life insurance	$—	$—		$—	(f)	$—		$—
Benefits	$—	$10,945	(g)	$—		$—		$21,890	(g)
Outplacement	$—	$—		$—		$—		$25,000
Total	$—	$1,626,066		$278,469		$6,606,950		$10,954,309

(a)
Represents the aggregate of the pro rata portion of the retention bonus, salary for 2012, and average of paid bonuses over the most recent three bonus payments.

(b)
Represents the aggregate of Mr. Chen's target annual bonus for 2011, retention bonus, annual salary for 2012 and 2013, and target annual bonuses for 2012 and 2013.

(c)
Represents the deferred bonus in respect of 2010.

(d)
Represents the value of the 45,833 RSU award granted in 2011 and assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2011.

(e)
Represents the difference between the per share exercise price and the fair market value of the Class A Common Stock on December 30, 2011 for the unvested options granted in 2010.

(f)
The total amount payable under the group term life insurance policy for Mr. Chen is $300,000.

(g)
Represents the lump sum COBRA cost for continued health, dental and vision insurance coverage, based on rates as of December 31, 2011.

Post-employment and change in control payments—Mr. Clarke

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause		Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause or for good reason within twenty-four months following a change in control.
Compensation severance	$—		$215,250	(a)	$—		$—		$630,500	(b)
Amended and restated deferred bonus plan	$—		$—		$18,855	(c)	$—		$18,855	(c)
Acceleration of vesting of equity awards
RSUs	$—		$—		$—		$266,738	(d)	$266,738	(d)
Options	$—		$—		$37,100	(e)	$37,100	(e)	$37,100	(e)
Benefits and perquisites
Term life insurance	$—		$—		$—	(f)	$—		$—
Benefits	$—		$7,038	(g)	$—		$—		$14,078	(g)
Outplacement	$—		$—		$—		$—		$25,000
Total	$—	(h)	$222,288		$55,955		$303,838		$992,271

(a)
Represents fifty percent of the sum of salary and average paid bonuses over the most recent three bonus payments.

(b)
Represents the aggregate of Mr. Clarke's target annual bonus for 2011 and 2012 and annual salary for 2012.

(c)
Represents the deferred bonus in respect of 2010.

(d)
Assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2011.

(e)
Represents the difference between the per share exercise price and the fair market value of the Class A Common Stock on December 30, 2011 for the unvested options granted in 2010.

(f)
The total amount payable under the group term life insurance policy for Mr. Clarke is $300,000.

(g)
Represents the lump sum COBRA cost for continued health, dental and vision insurance coverage, based on rates as of December 31, 2011.

(h)
Does not include amounts payable under the Settlement Agreement and General Release entered into after December 31, 2011.

Audit-Related Matters

Audit Committee Report

        The audit committee has reviewed and discussed the Company's audited financial statements with our management, and has discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and by the audit committee's charter. The audit committee has received written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

        Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2011 for filing with the Securities and Exchange Commission.

Audit Committee

Matthew J. Hart, Chairman
Robert A. Milton
Wilbur L. Ross, Jr.

Independent Auditor Fees and Services

        KPMG LLP served as our independent registered public accounting firm in 2011 and 2010. Services provided by KPMG and related fees in each of those years were as follows:

	2011	2010
Audit Fees	$795,245	$621,000
Audit-Related Fees(1)	$120,525	$254,000
Tax Fees(2)	$—	$4,000
All Other Fees	$—	$—

Total Fees	$915,770	$879,000

(1)
The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under "Audit Fees" above.

(2)
This aggregate fee amount is composed of fees for general tax consulting services.

Auditor Services Pre-Approval Policy

        Our audit committee has approved and adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which services to be performed by our independent registered public accounting firm are to be pre-approved. The policy provides that the audit committee will annually consider for approval, and approve as it deems appropriate and consistent with the policy and applicable law, a schedule listing proposed engagements and specified audit and non-audit services expected to be provided by the independent registered public accounting firm commencing during the upcoming year. As stated in the policy, in determining whether to pre-approve services, the audit committee may consider, among other factors: (1) whether the services are consistent with applicable rules on auditor independence; (2) whether the independent registered public accounting firm is best positioned to provide the services in an effective and efficient manner, taking into consideration its familiarity with our business, people, culture, accounting systems, risk profile and other factors; and (3) whether the services might enhance our ability to manage or control risk or improve audit quality. Under the policy, the audit committee may delegate preapproval authority to one or more of its members. The policy contemplates that our Chief Financial Officer, or his designee, will provide a quarterly report to the audit committee listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year and the previous quarter, including a reconciliation of the actual fees of the independent auditors compared to the budget for such services as approved by the audit committee.

        The audit committee approved all audit and audit-related services provided by KPMG during 2011 in accordance with this policy.

Other Matters

Certain Relationships and Related Person Transactions

        In accordance with our written Related Person Transaction Policy, the nominating and corporate governance committee must review and approve or ratify any transaction in which the amount involved exceeds $120,000 if any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Class A Common Stock, or any of their respective immediate family members, has a direct or indirect material interest. Certain limited types of related person transactions are deemed to be pre-approved by the nominating and corporate governance committee even if the amount involved exceeds $120,000. In addition, the Chairman of the nominating and corporate governance committee has been delegated the authority to approve or ratify any related person transaction if the amount involved is expected to be less than $1 million. Out of an abundance of caution, the nominating and corporate governance committee will sometimes review and approve or ratify transactions with a related person or an entity affiliated with a related person, even if the related person does not have a direct or indirect material interest in the transaction.

        The following transactions have been approved or ratified in accordance with our Related Person Transaction Policy:

  •
  In March 2011, we entered into a Servicing Agreement with Commonwealth Bank of Australia and one of its subsidiaries. Commonwealth Bank beneficially owns more than 5% of our Class A Common Stock, and one of our directors, Mr. Saines, is Group Executive of the Institutional Banking and Markets division of Commonwealth Bank. Pursuant to the Servicing Agreement, we agreed to arrange the acquisition of an Airbus A320 aircraft on behalf of the subsidiary, to manage the lease of the aircraft to a third party and subsequent lessees, and if requested by the subsidiary, to remarket the aircraft for subsequent leases or for sale. In connection with this transaction, Commonwealth Bank paid us fees for acquiring the aircraft and for collecting the first rent payment under the lease, and will pay us a percentage of the contracted rent and the rent actually paid by the lessee each month. We may earn up to an aggregate of approximately $650,000 in fees under the Servicing Agreement in connection with the acquisition of the aircraft and management of the current lease.

  •
  The Company intends to arrange for the sale of a new Boeing 777 aircraft to a subsidiary of Commonwealth Bank. We intend to manage the lease of this aircraft to a third party and subsequent lessees pursuant to a servicing agreement to be negotiated and entered into among the Company, Commonwealth Bank and the subsidiary. We may earn up to $2.68 million in management fees over the term of the servicing agreement, and we are entitled to a 2% commission fee in the event the aircraft is sold.

  •
  The Company intends to act as servicer with respect to the lease to a third party and future lessees of an Airbus A320 aircraft that is being acquired by a subsidiary of Commonwealth Bank, pursuant to a servicing agreement to be negotiated and entered into among the Company, Commonwealth Bank and the subsidiary. We may earn more than $460,000 in management fees during the term of the servicing agreement, which does not include any commission fee we may receive in connection with the sale of the aircraft.

  •
  In December 2011, the Company, through a limited liability company of which it is the sole member, entered into a purchase agreement to acquire a corporate aircraft in 2012. The right to purchase the corporate aircraft was formerly held by an unrelated entity controlled by Mr. Udvar-Házy, our Chairman and Chief Executive Officer. The parties conducted this transaction on an arm's-length basis. The Company believes, based on independent expert advice, that at the time the Company entered into the purchase agreement, the purchase price of the aircraft was significantly below the then-current fair market value for such aircraft. No financial payment was made, and no financial benefit was received, by Mr. Udvar-Házy.

Stockholder Proposals and Director Nominations for our 2013 Annual Meeting of Stockholders

        To be included in the proxy statement and form of proxy for our 2013 annual meeting of stockholders, we must receive no later than November 30, 2012 any stockholder proposal that a stockholder intends to be presented at the meeting.

        Under our bylaws, written notice of nominations to the Board of Directors and any other business proposed by a stockholder of record that is not to be included in the proxy statement for the 2013 annual meeting of stockholders must be received by the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of this year's Annual Meeting (so long as the 2013 annual meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Secretary between January 10, 2013 and February 9, 2013. SEC rules permit the Company's management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.

* * *

0 14475 AIR LEASE CORPORATION PROXY FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 10, 2012 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Receipt of the proxy materials for the 2012 Annual Meeting of Stockholders of Air Lease Corporation (the "Company") is hereby acknowledged. The undersigned hereby appoints Steven F. Udvar-Házy and Grant A. Levy, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company that the undersigned would be entitled to cast if personally present at the 2012 Annual Meeting of Stockholders of the Company and at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO INSTRUCTION IS MADE, THE PROXY WILL BE VOTED AS TO ALL OF THE UNDERSIGNED'S SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, FOR THREE YEARS IN THE CASE OF PROPOSAL 4, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME, ON MAY 9, 2012. (Continued and to be signed on the reverse side.)

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THIS PROXY CARD, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED AS INSTRUCTED, OR IF NO INSTRUCTION IS GIVEN, IT WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, "FOR" ITEMS 2 AND 3, AND FOR "THREE YEARS" IN THE CASE OF ITEM 4. 1. Election of Directors: John G. Danhakl Matthew J. Hart Robert A. Milton John L. Plueger Antony P. Ressler Wilbur L. Ross, Jr. Ian M. Saines Dr. Ronald D. Sugar Steven F. Udvar-Házy 2. Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2012 3. Advisory vote to approve named executive officer compensation 4. Advisory vote to approve holding an advisory vote on named executive officer compensation every one, two or three years, as indicated FOR AGAINST ABSTAIN JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF STOCKHOLDERS OF AIR LEASE CORPORATION May 10, 2012 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. YOUR BOARD RECOMMENDS A VOTE "FOR" EACH OF THESE NOMINEES, "FOR" EACH OF ITEMS 2 AND 3 AND FOR "THREE YEARS" IN THE CASE OF ITEM 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x OR OR 00033333333333040000 1 051012 COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2012: You may access and download copies of Air Lease Corporation's 2011 Annual Report and 2012 Proxy Statement at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40032. OR 2 years 1 year ABSTAIN 3 years